Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

SAFENET, INC.,

MEDIASENTRY, INC.,

SIDECAST MERGER CORP.,

CERTAIN SHAREHOLDERS OF MEDIASENTRY, INC.,

AND

AARON FESSLER,

as Shareholders’ Representative

DATED

June 1, 2005

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made this 1st day of June, 2005 by and among SafeNet, Inc., a Delaware corporation (“SafeNet”), MediaSentry, Inc., a Georgia corporation (the “Company”), Sidecast Merger Corp., a Delaware corporation and a wholly-owned subsidiary of SafeNet (the “Merger Sub”), each of the individuals or entities designated on Exhibit 1 attached hereto as a “Major Shareholder” (each, a “Major Shareholder” and collectively, the “Major Shareholders”), and Aaron Fessler in his capacity as the Shareholders’ representative (the “Shareholders’ Representative”). SafeNet, the Merger Sub, the Company, the Major Shareholders and the Shareholders’ Representative may be referred to herein individually as a “Party” and collectively as the “Parties.” Any capitalized term used herein and not defined at its first usage shall have the definition given such term on the page of this Agreement referenced in the Index of Defined Terms appended to this Agreement.

RECITALS

     WHEREAS, the Major Shareholders collectively own an aggregate of One Million Five Hundred Sixty Nine Thousand Five Hundred Eighty Nine (1,569,589) shares of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), which represents greater than sixty eight percent (68.0%) of the issued and outstanding equity securities of the Company on a fully-diluted basis (including, without limitation, any and all shares of Company Common Stock issuable pursuant to Options (as defined below) and any other rights to acquire shares of Company Common Stock outstanding as of the date hereof); and

     WHEREAS, SafeNet, the Merger Sub, the Company and the Major Shareholders intend to effect a merger of Merger Sub with and into the Company (the “Merger”), in accordance with the terms and conditions set forth herein, the Delaware General Corporation Law (the “DGCL”) and the Georgia Business Corporation Code (the “GBCC”); and

     WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the shares of capital stock of the Company which are issued and outstanding immediately prior to the Effective Time, and (ii) all Vested Company Options then outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and recitals and of the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

1. DESCRIPTION OF TRANSACTION

     1.1 The Merger. Upon the terms and conditions of this Agreement, at the Effective Time and in accordance with the DGCL and the GBCC, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the separate existence of Merger Sub shall cease.

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the GBCC.

     1.3. Tax Matters. The parties hereto agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338 Election (as defined in Section 6.6(a)(i) hereof), in accordance with the provisions of Section 6.6(c).

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by SafeNet prior to the Effective Time:

          (a) the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time in accordance with the Certificate of Merger (as defined in Section 2);

          (b) the Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time in accordance with the Certificate of Merger; and

          (c) the officers and directors of the Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers and directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal.

     1.5 Merger Consideration.

          (a) Subject to the terms and conditions of this Agreement (including without limitation the terms and conditions set forth in Section 1.7), at the Effective Time (or in the case of any Contingent Purchase Price, at the time such Contingent Purchase Price is payable pursuant to Section 1.6), by virtue of the Merger and without any further action on the part of SafeNet, the Merger Sub, the Company, the Major Shareholders or the other shareholders of the Company (together with the Major Shareholders, the “Shareholders”), or the Vested Option Holders (as defined below):

               (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock and delivery of such letters, signature pages, agreements and other documents as are or may be required under Section 1.7, in each case at the times and in the manner provided in Section 1.7 and pursuant to a promissory note substantially in the form of Exhibit A hereto (each, a “Note”):

                    (A) cash in the amount of the Cash Amount Per Share;

                    (B) that number of shares of common stock of SafeNet, par value $0.01 per share (the “SafeNet Common Stock”), equal to the Exchange Ratio; and

                    (C) at the times and in the manner specified in Section 1.6 and subject to the other provisions of this Agreement, any Earnout Consideration payable with respect to such shares of Company Common Stock pursuant to Section 1.6.

               (ii) each Company Option that is vested and exercisable immediately prior to the Effective Time (each, a “Vested Company Option” and collectively, the “Vested Company Options”) pursuant to the terms and conditions of the stock option agreement for such Company Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and each holder of a Vested Company Option (each, a “Vested Option Holder” and collectively, the “Vested Option Holders”), upon delivery of such letters, signature pages, agreements and other documents as are or may be required under Section 1.7, in each case in the manner provided in Section 1.7, shall receive with respect to each of the Net Vested Option Shares of such Vested Option Holder:

                    (A) cash in the amount of the Cash Amount Per Share;

                    (B) that number of shares of SafeNet Common Stock equal to the Exchange Ratio; and

                    (C) at the times and in the manner specified in Section 1.6 and subject to the other provisions of this Agreement, any Earnout Consideration payable with respect to such Net Vested Option Shares pursuant to Section 1.6 (such amounts, together with any amounts paid pursuant to Section 1.5(a)(i)(C), the “Contingent Purchase Price”).

               (iii) each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) Any consideration payable pursuant to Section 1.5(a) shall be paid as set forth in this Section 1.5 and in Sections 1.6 and 1.7. The amount, timing and form of consideration to be payable to the Shareholders, and the manner of payment, is set forth in this Article 1.

          (c) For purposes of this Agreement,

               (i) The “Cash Amount Per Share” shall mean the amount determined by dividing (A) Fourteen Million Dollars ($14,000,000), subject to adjustment pursuant to Section 1.9 (the “Aggregate Cash Consideration”), by (B) the Company Common Stock Equivalents.

               (ii) The “Exchange Ratio” shall mean the quotient of (A) the Aggregate Stock Consideration, divided by (B) the Company Common Stock Equivalents.

               (iii) The “Aggregate Stock Consideration” shall mean that certain number of shares of SafeNet Common Stock equal to the quotient obtained by dividing (A) Six Million Dollars ($6,000,000), by (B) the average of the daily last trade per share price of the SafeNet Common Stock as reported on the Nasdaq National Market for the ten (10) trading day period ending two (2) trading days immediately preceding the Closing Date (such average price, the “Average Price”); provided, that if the Average Price as calculated pursuant to clause (B) above is greater than $34.80 per share, then for purposes of this Agreement, the Average Price shall be deemed to be $34.80; and, provided further, that if the Average Price as calculated pursuant to clause (B) above is less than $23.20 per share, then for purposes of this Agreement, the Average Price shall be deemed to be $23.20.

               (iv) The “Net Vested Option Shares” shall mean, with respect to each Vested Option Holder, the number of shares of Company Common Stock issuable to such Vested Option Holder according to the following formula:

                    Net Vested Option Shares = (A x B) — (A x C) / B

                    For purposes of the foregoing formula:

A = the total number of shares of Company Common Stock issuable upon exercise of all of the Vested Company Options held by such Vested Option Holder;

B = $9.3046, which is deemed to be the fair market value of each share of Company Common Stock for purposes of this Agreement; and

C = the weighted average exercise price of the Vested Company Options held by such Vested Option Holder.

               (v) The “Aggregate Net Vested Option Shares” shall mean the aggregate total of all Net Vested Option Shares of the Vested Option Holders.

               (vi) The “Initial Purchase Price” shall mean the Aggregate Cash Consideration together with the Aggregate Stock Consideration, to be paid in the manner of payment described in Section 1.7.

               (vii) The “Purchase Price” shall mean the Initial Purchase Price together with the Contingent Purchase Price, subject to adjustment pursuant to Section 1.9.

               (viii) The “Company Common Stock Equivalents” shall mean the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (B) the Aggregate Net Vested Option Shares.

          (d) At the Effective Time, (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than the right to receive the applicable Purchase Price payable at such time to such holder pursuant to the terms of this Agreement, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (each, a “Company Stock Certificate” and collectively, the “Company Stock Certificates”) is presented to the Surviving Corporation or SafeNet, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.7.

          (e) At the Effective Time, each Vested Company Option shall terminate and be cancelled and extinguished and the Vested Option Holders shall cease to have any rights with respect to the Vested Company Options other than the rights under Section 1.5(a)(ii).

     1.6 Determination and Payment of Contingent Purchase Price.

          (a) From and after July 1, 2005 until at least December 31, 2006 (such period, the “Earnout Period”), SafeNet shall continue to market and sell the products and services of the Company listed on Schedule 1.6(a) and any products or services hereafter marketed and sold through the MediaSentry Business Unit (as defined below) (the “Products”) either, at SafeNet’s sole discretion, through the Surviving Corporation or a separate business unit within SafeNet (the Surviving Corporation or such business unit, the “MediaSentry Business Unit”). The term “Revenue” means, with respect to the Earnout Period, the MediaSentry Business Unit’s (including, for this purpose, revenue from any other business unit through which SafeNet markets and/or sells the Products) aggregate revenue, if any, from the sale of the Products determined in accordance with generally accepted accounting principles in the United States (“GAAP”) applied consistently with the same or substantially similar accounting principles, practices and methodologies that were used to prepare the Company Financial Statements.

          (b) The Shareholders and Vested Option Holders shall have the opportunity to earn additional consideration (the “Earnout Consideration”) in accordance with this Section 1.6. If Revenue for the Earnout Period is more than $18,800,000, then the Shareholders and Vested Option Holders shall be entitled to aggregate Earnout Consideration equal to the difference between (i) the Full Earnout Amount (as defined below), minus (ii) the Employee Option Amount (as defined below). For purposes of this Agreement, the term “Full Earnout Amount” shall mean the product obtained by multiplying (A) the lesser of (x) Two Million Dollars ($2,000,000), or (y) the amount by which Revenue exceeds $18,800,000, by (B) 2.5. For purposes of this Agreement, the term “Employee Option Amount” shall mean the product obtained by multiplying (I) the Full Earnout Amount, by (II) 0.2; provided, however, that if SafeNet does not issue the Employee Earnout Options (as defined in Section 1.6(d)(iii)) pursuant to Section 1.6(d)(iii) because there are not a sufficient number of options available under the stock option plan(s) of SafeNet, then the “Employment Option Amount” shall be deemed to be 0.

          (c) The following procedure and schedule of events shall be followed with respect to the calculation and payment of Earnout Consideration, if any, with respect to the Earnout Period. Notwithstanding anything herein to the contrary, the payment of any Earnout Consideration with respect to the Earnout Period shall be subject to Sections 1.7(d), (e), (f) and (g).

               (i) Not later than forty-five (45) days after the end of the Earnout Period, SafeNet shall deliver to the Shareholders’ Representative a statement of the Revenue for the Earnout Period, which will set forth in reasonable detail the calculation of the Revenue and the Earnout Consideration payable with respect to the Earnout Period (the “Earnout Report”).

               (ii) If Earnout Consideration is payable with respect to the Earnout Period, then not later than March 1, 2007, SafeNet shall pay to each Shareholder and Vested Option Holder, subject to adjustment pursuant to Section 1.6(c)(vi) below:

                    (A) thirty percent (30%) of the Earnout Consideration in the form of that number of shares of SafeNet Common Stock equal to the product obtained by multiplying (x) the Earnout Stock Consideration, by (y) such Shareholder’s or Vested Option Holder’s Proportionate Share Ratio, and

                    (B) seventy percent (70%) of the Earnout Consideration in the form of cash (the “Earnout Cash Consideration”) equal to the product obtained by multiplying (x) the Earnout Cash Consideration, if any, by (y) such Shareholder’s or Vested Option Holder’s Proportionate Share Ratio.

               (iii) For purposes of this Agreement, the “Earnout Stock Consideration” with respect to the Earnout Period shall mean that certain number of shares of SafeNet Common Stock equal to the quotient obtained by dividing (A) thirty percent (30%) of the Earnout Consideration for the Earnout Period, by (B) the average of the daily last trade per share price of the SafeNet Common Stock as reported on the Nasdaq National Market for the ten (10)

trading day period ending two (2) trading days immediately preceding the date payment of the Earnout Consideration is due pursuant to Section 1.6(c)(ii).

               (iv) For purposes of this Agreement, the term “Proportionate Share Ratio,” with respect to each Shareholder or Vested Option Holder shall mean the quotient of (A) number of shares of SafeNet Common Stock issued to such Shareholder or Vested Option Holder, as the case may be, as part of the Aggregate Stock Consideration, divided by (B) the Aggregate Stock Consideration.

               (v) Any dispute relating to the amounts shown on the Earnout Report shall be resolved in accordance with the provisions set forth in Section 11.9; provided, however, that in the event of such a dispute, if a portion of the Earnout Consideration payable with respect to the Earnout Period is not subject to such dispute, then SafeNet shall pay to each Shareholder and Vested Option Holder the portion of such Earnout Consideration that is not subject to such dispute in accordance with Sections 1.6(c)(ii) and (iii) and thereafter shall pay any remaining portion of such Earnout Consideration, as adjusted in connection with the resolution of such dispute, as soon as reasonably practicable after such dispute is resolved.

               (vi) SafeNet shall deliver a portion of the Earnout Consideration otherwise payable to the Shareholders and the Vested Option Holders to Broadview International if so directed in writing by the Shareholders’ Representative not later than ten (10) days prior to the date the Earnout Consideration is to be paid pursuant to this Section 1.6(c). Any written instructions delivered by the Shareholders’ Representative pursuant to this Section 1.6(c)(vi) shall set forth the amount of the Earnout Consideration (including the portion of the Earnout Cash Consideration and the number of shares of Earnout Stock Consideration) to be delivered to Broadview International and the corresponding reduction in Earnout Consideration to be delivered to each of the Shareholders and Vested Option Holders. Under no circumstances shall this Section 1.6(c)(vi) be deemed to provide or create any rights in Broadview International under this Agreement or otherwise modify or limit Section 11.12.

          (d) The Parties hereby agree as follows:

               (i) The MediaSentry Business Unit shall operate as a discrete business unit of SafeNet until at least December 31, 2006 and the MediaSentry Business Unit’s General Manager shall report to the General Manager of SafeNet’s Rights Management Business Unit.

               (ii) During the Earnout Period, the MediaSentry Business Unit shall be operated in accordance with the expense budget mutually agreed to by the parties prior to the date hereof.

               (iii) If the Shareholders and Vested Option Holders shall be entitled to receive Earnout Consideration pursuant to this Section 1.6, then within ninety (90) days after December 31, 2006, SafeNet shall issue to certain employees (as a group and not individually) the Employee Earnout Options (as defined below) in the manner described on Schedule 1.6(d); provided, however, that the obligation of SafeNet to issue any and all Employee Earnout Options pursuant to this Section 1.6(d)(iii) shall be subject in all cases to the availability of a sufficient number of options under the stock option plan(s) of SafeNet. The Employee Earnout Options shall be allocated as described on Schedule 1.6(d) and each of the Employee Earnout Options shall be fully vested, shall be for a term of ten (10) years and shall have an exercise price equal to the fair market value of a share of SafeNet Common Stock (as reported on the Nasdaq National Market or any national market on which the SafeNet Common Stock is then listed for trading). For purposes of this Agreement, the term “Employee Earnout Options” shall mean options to purchase in the aggregate the number of shares of SafeNet Common Stock equal to the product obtained by multiplying (A) 64,600 (as adjusted for stock splits, dividends, combinations or similar events), by (B) the fraction determined by dividing (x) the Full Earnout Amount, by (y) Five Million (5,000,000).

          (e) Notwithstanding anything herein to the contrary, except as provided in Section 1.6(c)(vi), no holder or former holder of Company Common Stock nor any Vested Option Holder shall have the right to assign any right of such holder hereunder to receive any portion of the Contingent Purchase Price, if any, to any other party, without the prior written consent of SafeNet, which consent shall not be unreasonably withheld, and provided, however, that in the event of the death of a Shareholder or Vested Option Holder, SafeNet shall be deemed to have provided consent for the transfer of the right of such Shareholder or Vested Option Holder to receive a portion of the Contingent Purchase Price to such Shareholder’s heirs or beneficiaries named in the Shareholder’s or Vested Option Holder’s will or as determined by the laws of descent or distribution.

     1.7 Payment of Purchase Price.

          (a) Delivery of Notes to each Shareholder. Subject to the delivery of such letters, signature pages, agreements and other documents as are or may be required under Section 1.7(e), at the Effective Time, SafeNet shall deliver to each Shareholder a Note due and payable on the second business day after the Closing Date, which shall set forth the Buyers’ obligation to:

               (i) pay the cash amount payable to such Shareholder pursuant to Section 1.5(a)(i)(A) in consideration for the shares of Company Common Stock represented by Company Stock Certificates surrendered by such Shareholder pursuant to Section 1.7(e); and

               (ii) deliver a certificate representing the number of shares of SafeNet Common Stock issuable to such Shareholder pursuant to Section 1.5(a)(i)(B) with respect to the shares of Company Common Stock represented by Company Stock Certificates surrendered by such Shareholder pursuant to Section 1.7(e) less that number of shares equal to the product of (A) the Escrow Shares (as defined below), multiplied by (B) such Shareholder’s Proportionate Share Ratio;

          (b) Payment of Cash and Stock Consideration to each Option Holder. Subject to the delivery of such letters, signature pages, agreements and other documents as are or may be required under Section 1.7(e), at or as soon as reasonably, practicable, but not later than the Closing Date, SafeNet shall:

               (i) Wire to each Vested Option Holder the cash amount payable to such Vested Option Holder pursuant to Section 1.5(a)(ii)(A) in consideration for the Vested Company Options held by such Vested Option Holder, pursuant to wire transfer instructions to be provided by such Vested Option Holder in writing not later than two (2) business days prior to the Closing Date; and

               (ii) Deliver to each Vested Option Holder a certificate representing the number of shares of SafeNet Common Stock issuable to such Vested Option Holder pursuant to Section 1.5(a)(ii)(B) with respect to the Vested Company Options held by such Vested Option Holder less that number of shares equal to the product of (A) the Escrow Shares, multiplied by (B) such Vested Option Holder’s Proportionate Share Ratio.

          (c) Pursuant to the Escrow Agreement by and among SafeNet, the Shareholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), deliver to the Escrow Agent, on behalf of and to secure certain indemnification obligations of each Shareholder hereunder, a certificate or certificates representing that certain number of shares of SafeNet Common Stock (the “Escrow Shares”) equal to the quotient obtained by dividing (A) Four Million Dollars ($4,000,000), by (B) the Average Price (as determined in accordance with Section 1.5(c)(iii), which certificate shall be issued in the name of the Escrow Agent and held on behalf of the Shareholders.

          (d) Not later than two (2) business days prior to the Closing Date, the Company shall deliver to SafeNet in writing a list of Vested Company Options and Vested Option Holders, which list shall include the name and address of each Vested Option Holder and the exercise price and number of shares of Company Common Stock represented by the Vested Company Options held by such Vested Option Holder.

          (e) At the Closing, the Company shall take all commercially reasonable actions that may be necessary in order to deliver to SafeNet, on behalf of each Shareholder and Vested Option Holder:

               (i) the Company Stock Certificates representing the shares of Company Common Stock held by the Shareholders;

               (ii) duly executed letters of transmittal and stock powers in such form as is reasonably acceptable to SafeNet;

               (iii) for each of the Shareholders and Vested Option Holders, an executed signature page to the Investment Agreement, a form of which is attached hereto as Exhibit C (each, an “Investment Agreement” and collectively, the “Investment Agreements”) (or in the case of the Major Shareholders, the Investment and Support Agreement (as defined in Section 6.2(a)), and a completed questionnaire in the form attached to the Investment Agreement as an exhibit thereto;

               (iv) for each Vested Option Holder, such executed consents and other documents as may be required under the Company Stock Plans or the stock option agreements for the Vested Company Options, or as may be reasonably requested by SafeNet, to effect the surrender and cancellation of the Vested Company Options upon the Effective Time;

               (v) written confirmation that the list of Vested Option Holders and Vested Company Options provided pursuant to Section 1.7(d) is complete and correct as of the Closing Date; and

               (vi) IRS Form 8023 (or any successor form(s) thereto) executed by each Shareholder.

Notwithstanding anything herein to the contrary, upon surrender or delivery of a Company Stock Certificate to SafeNet by or on behalf of the holder thereof and delivery of such other letters, signature pages, agreements and other documents as are or may be required under subsections (ii) through (iv) of this Section 1.7(e) by or on behalf of such holder, and only upon such delivery or surrender, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the applicable Purchase Price payable at such time to such holder pursuant to the terms of this Agreement, and (B) the Company Stock Certificate so surrendered shall be immediately cancelled. Until a Company Stock Certificate is surrendered as contemplated by this Section 1.7 and until the delivery of such letters, signature pages, agreements and other documents as are or may be required under the immediately preceding sentence, such Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Purchase Price payable at such time with respect to such Company Stock Certificate pursuant to the terms of this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, SafeNet will accept, in lieu of receipt of such Company Stock Certificate, an appropriate affidavit, in form and substance satisfactory to SafeNet, providing for indemnity against any claim that may be made against SafeNet or the Surviving Corporation with respect to such Company Stock Certificate, and, in such case, SafeNet or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Purchase Price payable at such time with respect to such Company Stock Certificate pursuant to the terms of this Agreement.

          (f) SafeNet and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or and Vested Option Holder such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g) SafeNet shall calculate the amount payable to each holder or former holder of Company Common Stock and any Vested Option Holder pursuant to the terms of this Agreement, after taking into account any deductions pursuant to Section 1.7(f), the amount of any set-off(s) by SafeNet pursuant to Section 8.5, and any other deductions required by order of a court of competent jurisdiction. Subject to Section 1.7(a), all cash amounts due and payable pursuant to the terms of this Agreement shall be rounded to the nearest whole cent. No fraction of a share of SafeNet Common Stock will be issued in connection with the Merger. In lieu of such issuance, all shares of SafeNet Common Stock issued to the Shareholders and Vested Option Holders shall be rounded to the closest whole share of SafeNet Common Stock.

          (h) Neither SafeNet nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other person with respect to any cash amounts delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar legal requirement.

     1.8 Appraisal Rights.

          (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised dissenter’s rights with respect thereto (“Dissenting Shares”) in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be exchangeable for the right to receive any of the Purchase Price pursuant to this Article 1, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the GBCC unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the GBCC.

          (b) Notwithstanding the provisions of Section 1.8(a), if after the Effective Time any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Purchase Price with respect to such shares pursuant to this Article 1, without interest thereon, upon surrender of the Company Stock Certificate(s) representing such shares.

          (c) The Company shall give SafeNet prompt notice of any written demands for appraisal with respect to any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the GBCC (including without limitation instruments concerning appraisal or dissenters’ rights) and received by the Company prior to the Effective Time. The Company shall not, except with the prior written consent of SafeNet, voluntarily make any payment with respect to any demands for appraisal with respect to any shares of Company Common Stock or offer to settle any such demands.

     1.9 Purchase Price Adjustment.

          (a) Not later than two (2) business days before the Closing Date, the Company shall cause to be delivered to SafeNet an estimated balance sheet as of close of business on May 31, 2005 (the “Estimated Closing Balance Sheet”), together with the schedules and notes, if any, used to prepare the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments) and in a manner consistent with the Company’s past accounting practices and conventions and the audited balance sheet of the Company as of December 31, 2004 and the Interim Balance Sheet, copies of which are attached hereto as Schedule 3.8. If the Net Working Capital (as defined in Section 1.9(e) below) set forth on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital Amount”) is less than Five Hundred

Thousand Dollars ($500,000), (the “Minimum Net Working Capital Amount”), then the Aggregate Cash Consideration shall be reduced by the amount (the “Estimated Working Capital Adjustment”) equal to the difference between (i) the Minimum Net Working Capital Amount, minus (ii) the Estimated Net Working Capital Amount. If the Estimated Net Working Capital Amount is more than the Minimum Net Working Capital Amount, then the Parties agree that the Company shall be permitted to utilize the amount by which the Estimated Net Working Capital Amount exceeds the Minimum Net Working Capital Amount (such excess amount, the “Excess Working Capital Amount”) to pay the Company Expenses (as defined in Section 6.8). Notwithstanding the foregoing and for the avoidance of doubt, the Parties agree that the Company shall be permitted to pay any and all Company Expenses prior to the Effective Time provided that such payments are reflected in the Estimated Closing Balance Sheet and the Aggregate Cash Consideration is reduced in accordance with this Section 1.9(a).

          (b) Within forty-five (45) days after the Effective Time, SafeNet shall prepare and deliver to the Shareholders’ Representative a balance sheet of the Company as of close of business on May 31, 2005 (the “Final Closing Balance Sheet”). The Final Closing Balance Sheet shall be prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments) and in a manner consistent with the Company’s past accounting practices and conventions and the audited balance sheet of the Company as of December 31, 2004 and the Interim Balance Sheet, copies of which are attached hereto as Schedule 3.8. If within thirty (30) days following delivery of the Final Closing Balance Sheet, the Shareholders’ Representative does not give SafeNet written notice of its objection disputing the Final Closing Balance Sheet (which notice shall contain a statement of the basis of the Shareholders’ Representative’s objection), then the assets and liabilities reflected on the Final Closing Balance Sheet shall be used in computing the Final Net Working Capital Amount (as defined in Section 1.9(c) below). If the Shareholders’ Representative gives SafeNet a timely written notice of objection disputing the Final Closing Balance Sheet, then such dispute shall be resolved in accordance with the provisions set forth in Section 11.9.

          (c) At such time as the Final Closing Balance Sheet is finalized per the foregoing provisions, if the Net Working Capital shown on the Final Closing Balance Sheet (the “Final Net Working Capital Amount”) is less than the Estimated Net Working Capital Amount, then the Purchase Price shall be reduced after Closing in accordance with Section 1.9(d) by the amount of the difference between (i) the Final Net Working Capital Amount, minus (ii) the Estimated Net Working Capital Amount (such amount, the “Adjustment Amount”); provided, however, that if the Final Net Working Capital Amount exceeds that Minimum Net Working Capital Amount, then the Adjustment Amount shall not exceed the amount of the Excess Working Capital Amount used to pay the Company Expenses.

          (d) If the Purchase Price is to be reduced after Closing pursuant to Section 1.9(c), then (i) SafeNet and the Shareholders’ Representative shall jointly instruct the Escrow Agent in writing to deliver to SafeNet that number of the Escrow Shares equal to the Adjustment Amount (as determined in accordance with Section 8.4(b)), and (ii) the Escrow Agent shall deliver such number of Escrow Shares to SafeNet within ten (10) business days after SafeNet and the Shareholders’ Representative deliver such written instructions; provided, however, that if the Adjustment Amount exceeds Two Hundred Fifty Thousand Dollars ($250,000), (A) SafeNet

and the Shareholders’ Representative shall jointly instruct the Escrow Agent in writing to deliver to SafeNet that number of Escrow Shares equal to Two Hundred Fifty Thousand Dollars ($250,000) (as determined in accordance with Section 8.4(b)) and the Escrow Agent shall deliver such number of Escrow Shares within ten (10) business days after SafeNet and the Shareholders’ Representative deliver such written instructions, and (B) SafeNet, at its option, shall either (I) instruct the Shareholders’ Representative to cause the Shareholders to pay the amount by which the Adjustment Amount exceeds Two Hundred Fifty Thousand Dollars ($250,000) and the Shareholders shall pay such amount in cash to SafeNet on or before the later of (x) the date that is thirty (30) days after delivery of the Final Closing Balance Sheet, or (y) if the Shareholders’ Representative provides timely written notice disputing the Final Closing Balance Sheet pursuant to Section 1.9(b), the date that is ten (10) business days after such dispute is resolved in accordance with Section 11.9, or (II) instruct the Escrow Agent in writing (and the Shareholders’ Representative shall join in such written instruction), to deliver to SafeNet that number of Escrow Shares equal to the remainder of the Adjustment Amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) (as determined in accordance with Section 8.4(b)) and the Escrow Agent shall pay such amount within ten (10) business days after SafeNet delivers such written instructions.

          (e) For purposes of this Agreement, “Net Working Capital” means the amount by which the current assets of the Company exceed the current liabilities of the Company (which current liabilities shall include, without limitation, any amounts covered by subclauses (x) and (y) of Section 6.6(a)(i) and shall exclude any amounts recorded in connection with tax withholding or compensation expenses pursuant to any arrangements entered into pursuant to Section 7.3(j)), all as shown on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet, as applicable. For the avoidance of doubt, if the December 31, 2004 balance sheet of the Company were used for this purpose, the calculation would be as follows: $2,000,000 (current assets) minus $944,000 (current liabilities) equals $1,056,000 (net working capital). Also, for the avoidance of doubt, if the current liabilities of the Company exceed the current assets of the Company, all as shown on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet, as applicable, (a “Net Deficit Working Capital Amount”), then the adjustment of the Aggregate Cash Consideration pursuant to Section 1.9(a) or the calculation of the Adjustment Amount, as applicable, shall reflect such Net Deficit Working Capital Amount.

2. CLOSING The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland, commencing at 10:00 a.m., Baltimore, Maryland time, on June 8, 2005 or at such other time and date as the Parties may mutually agree (the “Closing Date”). Contemporaneously with the Closing, a properly executed certificate of merger (or like instrument) conforming to the requirements of the DGCL and of the GBCC, forms of which are attached hereto as Exhibit D (the “Certificate of Merger”), shall be filed with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Georgia. The Merger shall become effective at the time such certificate of merger is filed with and accepted for filing by the Secretary of State of the State of Delaware and by the Secretary of State of the State of Georgia or such later time as may be agreed to by the Parties and set forth in the certificate of merger (the “Effective Time”). Notwithstanding the foregoing, the Parties acknowledge and agree that, on the basis of the covenants of the Company set forth in this Agreement (including, without limitation, the provisions of Section 5.1) granting SafeNet certain rights to exercise control over the business and operations of the Company, for all accounting purposes, the Closing Date shall be deemed to be June 1, 2005.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of SafeNet and the Merger Sub, as of the date hereof, as set forth in this Section 3. In all instances herein where there is reference to the knowledge of the Company with respect to a particular fact or other matter, “knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question the actual knowledge of Aaron Fessler, Gary Millin and Mark Weaver of such fact, circumstance, event or other matter after reasonable investigation and inquiry with those employees (including, without limitation, Greg Pinkus), consultants, advisors and other representatives of the Company who or which could reasonably be expected to have knowledge of such fact or matter.

     “Material Adverse Effect,” when used with reference to any entity means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), business, operations or results of operations of such entity; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on such entity: (a) any adverse effect to the extent attributable to the announcement of the Merger or otherwise due to compliance with the terms of, or the taking of any action required by, this Agreement; or (b) any adverse effect attributable to conditions generally affecting industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales or suppliers or customers.

     3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Georgia. The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted by the Company and disclosed to SafeNet. The Company is qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except for any such jurisdiction in which a failure to so qualify is not reasonably likely to have a Material Adverse Effect. Schedule 3.l hereto contains a list of all jurisdictions in which the Company (1) is qualified to do business as a foreign corporation, (2) has an office or (3) files a Tax Return. The Company has made available to SafeNet true, complete and correct copies of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws of the Company, as amended to date, are collectively referred to as the “Charter Documents.” The Company is neither in material default under, nor in material violation of, any of its Charter Documents. The Company has previously made available to SafeNet true, correct and complete copies of the Company’s corporate minute books, which include copies of all minutes of all actions of the Company’s board of directors and shareholders and a stock ledger setting forth the record ownership of all outstanding shares of the Company’s capital stock.

     3.2 Authorization; Validity. The Company has the full legal right and authority to enter into and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to enter into the transactions contemplated hereby and thereby. The Merger and the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party has been duly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. This Agreement and each Ancillary Agreement to which the Company is a party is, or in the case of any Ancillary Agreement to be executed and delivered after the date hereof, will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 Capitalization of the Company.

          (a) The authorized capital stock of the Company consists solely of Five Million (5,000,000) shares of Company Common Stock, of which Two Million One Hundred Twelve Thousand Two Hundred Twenty (2,112,220) shares are issued and outstanding (the “Outstanding Shares”). Other than the Outstanding Shares, there are no issued and outstanding shares of Company Common Stock. The Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the Shareholders, in the respective amounts set forth on Schedule 3.3(a), free and clear of any and all pledges, security interests, voting or transfer restrictions, liens, charges, encumbrances and claims of every kind (“Liens”), except as set forth on Schedule 3.3(a) attached hereto. Schedule 3.3(a) lists the name and state of residence of each Shareholder. Except as set forth on Schedule 3.3(a), all of the Outstanding Shares were offered, issued, sold and delivered by the Company in material compliance with all applicable state and federal Laws concerning the issuance of securities. None of such shares was issued in violation of any preemptive rights created by statute, by the Charter Documents or by any agreement to which the Company may be bound. With respect to any Outstanding Shares that have been issued subject to a repurchase option or buy-back agreement on the part of the Company, Schedule 3.3(a) sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). No debt securities of the Company are issued and outstanding.

          (b) Except as set forth in Schedule 3.3(b), there are no outstanding Options to purchase or otherwise acquire Company Common Stock (“Company Options”) or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options. With respect to each Company Option, or agreement, arrangement or understanding to which the Company is a party (written or oral) to issue any Company Options or any other equity securities with respect to the Company, Schedule 3.3(b) sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). Each stock plan of the Company pursuant to which Company Options have been issued or are available for issuance (the “Company Stock Plans”) are listed on Schedule 3.3(b). All of the Company Options were issued in material compliance with all applicable federal and state securities Laws. No former holder of any Company Option shall have any claim or cause of action against the Company, the Surviving Corporation or SafeNet as a result of, arising from, or relating to (i) such Company Option or (ii) the exercise, cancellation or termination of such Company Option. For purposes of this Agreement, the term “Option,” with respect to any person, means any security, right, subscription, warrant, option, “phantom” stock right or other agreement or contract that gives the right to (x) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such person or (y) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such person, including any rights to participate in the equity, income or election of directors of such person.

          (c) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock, Company Options or other securities. Other than as set forth on Schedule 3.3(c) attached hereto, there are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any Company Common Stock or any other securities of the Company. Other than as provided in or contemplated by this Agreement or set forth on Schedule 3.3(c) attached hereto, the Company has not become, nor, to the knowledge of the Company, has any Shareholder become, party to or subject to any contract or obligation wherein any person has a right or Option to purchase or acquire any rights in any

Company Common Stock or other securities of the Company. Immediately after the Closing, as a result of the transactions contemplated by this Agreement, and subject to compliance by SafeNet with Section 1.7 of this Agreement, SafeNet will own free and clear of any Liens, and be the record and beneficial (except to the extent there are claims on SafeNet’s assets) owner of, all issued and outstanding shares of capital stock of the Surviving Corporation, no shares of Company Common Stock (other than the shares issued to SafeNet pursuant to Section 1.5(a)(iii)) shall be issued and outstanding, and, subject to compliance by SafeNet with Sections 1.7 and 6.13 of this Agreement, no rights or Option to acquire capital stock of the Company or the Surviving Corporation shall be outstanding.

          (d) Except as set forth in Schedule 3.3(d), the terms of the Company Stock Plans and the applicable stock option agreements, as amended and/or waived in writing from time to time prior to the date of this Agreement, related to the outstanding Company Options permit the termination of such Company Options as provided in this Agreement, without the consent or approval of the holders of such securities or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plans have been provided to SafeNet and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to SafeNet.

          (e) The written consent of all of the holders of the shares of Company Common Stock issued and outstanding on the record date for such consent or the affirmative vote of the holders of greater than fifty percent (50%) of the shares of Company Common Stock issued and outstanding on the record date for such vote is the only consent or vote of the holders of any class or series of the Company Capital Stock necessary to approve the Merger and the Merger Agreement.

     3.4 Subsidiaries. The Company has no (and has never had any) subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

     3.5 No Conflicts. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, or violate any provision of, the Charter Documents;

          (b) materially conflict with, or result in any material breach or material default (or would constitute a material default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a material loss of a benefit under, or result in the creation or imposition of any material Lien on any of the assets or properties of the Company pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected; or

          (c) materially conflict with or result in a material violation of any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, code, decree or ordinance (collectively, “Laws”) applicable to the Company or by which any of its properties or assets may be bound or affected.

     3.6 No Defaults. The Company is not, nor has it received notice in writing that the Company is or would be with the passage of time, in violation of any provision of its Charter Documents. Except as set forth in Schedule 3.6, the Company is not, and has not received written notice that the Company is or would be with the passage of time, in material default or material violation of any term, condition or provision of (i) any Laws applicable to the Company or any of its properties or assets or (ii) any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or its properties or assets may be bound or affected.

     3.7 Required Governmental Filings and Consents. Except as set forth on Schedule 3.7, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States, federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body on the part of the Company (each, a “Governmental Authority” and collectively, the “Governmental Authorities”).

     3.8 Financial Statements. Schedule 3.8 includes (a) true, complete and correct copies of the audited Balance Sheet for the Company as of December 31, 2004 and audited Statements of Operations, Cash Flows and Shareholders’ Equity for the Company for the year ended December 31, 2004 (collectively, the “Year-End Financials”), and (b) true, complete and correct copies of the unaudited Balance Sheet for the Company (the “Interim Balance Sheet”) as of April 30, 2005 (the “Interim Balance Sheet Date”) and unaudited Statements of Operations and Cash Flows for the Company for the four (4)-month period then ended (together, the “Interim Financials” and together with the Year-End Financials, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied consistently with the Company’s past practices and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the Interim Financials to normal year-end audit adjustments and the omission of complete footnote information. Since the Interim Balance Sheet Date, there have been no material changes in the Company’s accounting policies.

     3.9 Liabilities and Obligations.

          (a) The Company has no Liabilities, except for Liabilities:

               (i) reflected on the Interim Balance Sheet and not paid or discharged prior to the date hereof;

               (ii) incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material to the Company; or

               (iii) listed on Schedule 3.9.

For purposes of this Section 3.9, the term “Liabilities” shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, inchoate or not, liquidated or unliquidated, secured or unsecured.

          (b) In the case of those Liabilities which are not fixed or contested, a reasonable estimate, as required by GAAP, is included in the Interim Balance Sheet.

     3.10 Accounts and Notes Receivable. The receivables, including unbilled accounts receivables, shown on the Interim Balance Sheet arose in the ordinary course of business and have been collected or, to the Company’s knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of the Company. The receivables of the Company arising after the Interim Balance Sheet Date arose in the ordinary course of business and have been collected or, to the Company’s knowledge, are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of the Company. To the Company’s knowledge, none of the receivables of the Company is subject to any claim of offset, recoupment, set off or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. Receivables which are contingent upon the performance by the Company of any obligation or contract are accounted for as required by GAAP. Except as set forth on Schedule 3.10, to the Company’s knowledge, no person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

     3.11 Governmental Permits and Licenses. The Company owns or holds all material licenses, franchises, permits and other governmental authorizations, including without limitation permits (including, without limitation, all permits and approvals of Governmental Authorities necessary for the continued occupancy, use and operation of each of the Leased Premises), titles (including, without limitation, motor vehicle titles and current registrations), fuel permits, licenses, franchises and certificates required to conduct its business as currently being conducted or as proposed by the Company to be conducted and disclosed to SafeNet on or before the Closing Date (each, a “Material Permit” and collectively, the “Material Permits”). The Material Permits are valid and in full force and effect, and the Company has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. The Company has conducted and is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable Laws and is not in material violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect any of the rights and benefits afforded to the Company by, any of the Material Permits. Schedule 3.11 lists all of the Material Permits that shall not remain in effect following the Effective Time.

     3.12 Environmental Matters.

          (a) Except as set forth on Schedule 3.12, to the knowledge of the Company, no Hazardous Material is present in the soil or groundwater of any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon) in amounts or under circumstances that would justify a demand by any Governmental Authority for investigation, removal, a response action, or other remediation. For purposes of this Agreement, a “Hazardous Material” shall be any material which is defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic chemical,” “hazardous substance,” “extremely hazardous substance,” “hazardous chemical,” or “pollutant” under the Clean Water Act, the Clean Air Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, or the Emergency Planning and Community Right-to-Know Act, as the foregoing are amended, and analogous state and local laws (collectively such laws, together with the regulations promulgated thereunder, shall be referred to as the “Environmental Laws”).

          (b) To the knowledge of the Company, the Company has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, except as in compliance with applicable Environmental Laws.

          (c) Without limiting the representation made in Section 3.11, above, all permits, consents, waivers, exemptions, licenses, approvals or other authorizations which are required to be obtained by the Company under the Environmental Laws in connection with its business operations at each of its locations (each an “Environmental Authorization” and collectively, the “Environmental Authorizations”) have been obtained. Except to the extent they are no longer applicable, the Environmental Authorizations are valid and in full force and effect, and the Company has not received any written notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Environmental Authorization. The Company has been and is in compliance in all material respects with all Environmental Authorizations, and with other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company has provided a copy of each Environmental Authorization to SafeNet. The Company has not received any written notice and is not aware of any past or present condition or practice of the businesses conducted by the Company which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation (collectively “Environmental Claims”) against the Company (or against any person or entity whose liability for any Environmental Claims the Company has retained or assumed either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Company.

     3.13 Real and Personal Property.

          (a) The Company currently does not own and has never owned any real property.

          (b) Schedule 3.13(b) sets forth a list of all real property leases, subleases, licenses or similar agreements or other arrangements (each, a “Lease” and collectively, the “Leases”), together with a brief description of the principal terms thereof, to which the Company is a party (true, correct and complete copies of which have previously been furnished to SafeNet), in each case setting forth (A) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the “Leased Premises”). The Leases are in full force and effect and have not been amended and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach under any such Lease, except as set forth on Schedule 3.13(b). No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default by the Company under any of such Leases, except as set forth on Schedule 3.13(b). To the knowledge of the Company, there is no breach or anticipated breach by any other party to such Leases. With respect to each of the Leased Premises:

               (i) To the knowledge of the Company, the Company has valid leasehold interests in the Leased Premises, which leasehold interests, to the knowledge of the Company, are free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except for Permitted Liens and as set forth on Schedule 3.13(b);

               (ii) The Company has not received notice of (A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the knowledge of the Company, no such proceeding is contemplated by any Governmental Authority; or (B) any special assessment which may affect any of the Leased Premises, and, to the knowledge of the Company, no such special assessment is contemplated by any Governmental Authority; and

               (iii) The Company has not received any notice from any insurance company of any defects or inadequacies in the Leased Premises or any part thereof which could adversely affect the insurability of the Leased Premises or the premiums for the insurance thereof.

          (c) Except as set forth on Schedule 3.13(c), the Company owns or leases all buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed by the Company to be conducted and disclosed to SafeNet on or before the Closing Date. Each such tangible asset which is necessary for, or used in connection with, the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted and disclosed to SafeNet on or before the Closing Date is free from material defects and is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed by the Company (and disclosed to SafeNet on or before the Closing Date) to be used by the Company.

          (d) Except for Permitted Liens and as set forth on Schedule 3.13(d), the Company has good and marketable title to all of its assets free from all Liens.

          (e) For purposes of this Agreement, “Permitted Lien” shall mean (i) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable GAAP; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the lien by and in connection with the applicable business; (iii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the relevant Company Financial Statements (as defined above).

     3.14 Material Contracts. Schedule 3.14 lists the following contracts and other agreements to which the Company is a party as of the date hereof:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of $25,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $50,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, secured or guaranteed any indebtedness for borrowed money or extended any credit, or any capitalized lease obligation, in excess of an aggregate of $50,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

          (e) any agreement concerning confidentiality which has not expired by its terms, other than (i) standard confidentiality agreements entered into in the ordinary course of business or with employees, directors, consultants and advisors of or to the Company or (ii) confidentiality agreements entered into with potential investors or acquirors of the Company;

          (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, post-employment compensation or other plan or arrangement for the benefit of its current or former directors, officers or employees;

          (g) any collective bargaining agreement;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $75,000 or providing severance benefits in excess of $25,000;

          (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or Shareholders outside the ordinary course of business;

          (j) any agreement under which the consequences of a default or termination is reasonably likely to have a Material Adverse Effect;

          (k) any agreement of indemnification, other than pursuant to service agreements entered into in the ordinary course of the Company’s business;

          (l) any agreement or arrangement that requires any payment by or on behalf of the Company to any director or officer of the Company, or any affiliate thereof, in any capacity, other than as set forth in clauses (f) or (h) of this Section 3.14;

          (m) any agreement pursuant to which the Company is obligated to pay or receive any commission(s) or similar fee(s);

          (n) any agreement pursuant to which the Company has granted, or may grant in the future, to any party, a source code license or option or other right to use or acquire a source code;

          (o) any agreement concerning non-competition; or

          (p) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000, whether or not made in the ordinary course of business, except for non-material purchase orders with vendors in the ordinary course of business and except for any such agreement the obligations of which have been completely fulfilled by all parties thereto.

          The agreements described at Sections 3.14(a) through (p) above are hereinafter referred to as the “Material Contracts,” of which true, correct and complete copies have been furnished to SafeNet, except that copies of purchase orders issued by the Company in the ordinary course of business for less than $25,000 have not been provided. Except as set forth on Schedule 3.14, to the knowledge of the Company, none of the Company’s employees are a party to any agreement concerning non-competition.

     Except as set forth on Schedule 3.14, each Material Contract is valid and binding on the Company and is in full force and effect and, to the knowledge of the Company, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Schedule 3.14 contains a list of all Material Contracts that contain any material liquidated damages, penalty or similar provision. The Company does not presently intend to cancel, withdraw, modify or amend any such Material Contract and, to the knowledge of the Company, no party to any such contract, agreement or instrument presently intends to cancel, withdraw, modify or amend any Material Contract, except for change orders in the ordinary course of business that could not be reasonably expected to cause a Material Adverse Effect or Material Contracts which are not renewed upon expiration.

     Schedule 3.14 lists all necessary consents, waivers, approvals, “change of name agreements” and/or novation agreements of all parties to any Material Contracts required in connection with any of the transactions contemplated hereby, or as are advisable or required by any Governmental Authority or other third party in order that any such Material Contract remain in effect without modification after the transactions contemplated under this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit (“Company Third-Party Consents”). Except as set forth on Schedule 3.14 and except for any limitations or restrictions which may be applicable to SafeNet, the Surviving Corporation will be permitted to exercise all of the Company’s rights under the Material Contracts without the payment of any additional amounts or consideration as a result of the Merger or the consummation of the transactions contemplated by this Agreement.

     The Company (i) is not a party to any contract between the Company and any Governmental Authority, and has not made any bids or proposals for any contract between the Company and any Governmental Authority, and (ii) is not a party to any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Authority and has not made any bids or proposals for any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Authority.

     3.15 Intellectual Property.

          (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission or otherwise as a matter of Law all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted by the Company and disclosed to SafeNet. Except as set forth on Schedule 3.15(a), each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions (if any) immediately subsequent to the Closing hereunder. The Company has taken commercially reasonable action to maintain and protect its ownership interest in, or license or other right to, use each item of Intellectual Property that it owns or has a license or other right to use. Without limiting the foregoing, the Company has and enforces a policy requiring each officer, employee, consultant and contractor who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company (including without limitation Intellectual Property owned or used by the Company) in a manner otherwise sufficient to give rise to an ownership interest therein or right to use on the part of such officer, employee, consultant or contractor by operation of Law (i) to execute a proprietary information, confidentiality and assignment agreement that is reasonably sufficient to establish, maintain and protect the Company’s ownership interest in or license or other rights to use each item of Intellectual Property that the Company owns or has a license or other right to use and/or (ii) to become a party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable federal and state Laws, that has accorded the Company full, effective, exclusive and original ownership of all copyright rights arising in connection therewith. Each current and former employee, officer, contractor and consultant of the Company who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company (including without limitation Intellectual Property owned or used by the Company) in a manner otherwise sufficient to give rise to an ownership interest therein or right to use on the part of such officer, employee, consultant or contractor by operation of Law has executed such a proprietary information, confidentiality and assignment agreement and/or has become a party to such a “work-for-hire” arrangement or agreement.

          (b) The Company has not infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of third parties, and the Company has not received any charge, complaint, claim, demand or notice alleging that the Company has committed any infringement, misappropriation or violation of the Intellectual Property rights of third parties, and no such charge, complaint, claim, demand or notice has been asserted (including without limitation any claim that the Company must license (but has not done so) or refrain from using any Intellectual Property rights of any third party), except as set forth in Schedule 3.15(b), and the Company does not know of any reasonable basis for any such charge, complaint, claim, demand or notice. The use of the material Intellectual Property owned or used by the Company, or licensed or sublicensed to any person by the Company, as used in the businesses of the Company as presently conducted and as presently proposed to be conducted by the Company and disclosed to SafeNet, does not infringe upon the Intellectual Property rights of any other person. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of the Company.

          (c) Schedule 3.15(c) identifies each patent, and each copyright, trademark or service mark registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for copyright, trademark or service mark registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to SafeNet true, correct and complete copies of all such patents, copyright registrations, trademark registrations, service mark registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to SafeNet true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.15(c) also identifies each trade name and unregistered trademark, and each domain name, used by the Company in connection with any of its businesses. In no instance has the eligibility of any material Intellectual Property owned by the Company for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action. With respect to each item of material Intellectual Property required to be identified in Schedule 3.15(c):

               (i) except as set forth on Schedule 3.15(c), the Company possesses all right, title and interest in and to the item, free and clear of any security interest, license, Lien or other restriction, other than Permitted Liens;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (iii) except as set forth on Schedule 3.15(c), no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

               (iv) except as set forth on Schedule 3.15(c) or in the Company’s service agreements entered into in the ordinary course of business, the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (d) Except for “shrink-wrap” and “click wrap” software licenses, Schedule 3.15(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission, or that the Company otherwise has a right to use as a matter of Law. With respect to each item required to be identified in Schedule 3.15(d):

               (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

               (ii) each such license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (iii) the Company is not, and, to the knowledge of the Company, no other party to the license, sublicense, agreement or permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

               (iv) the Company has not, and, to the knowledge of the Company, no other party to the license, sublicense, agreement or permission has, repudiated any provision thereof;

               (v) to the knowledge of the Company, the underlying item of material Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (vi) to the knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity or enforceability of the underlying item of material Intellectual Property, except as set forth on Schedule 3.15(d);

               (vii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission, except as set forth in Section 3.15(e); and

               (viii) such item does not contain derivative works created by the Company from such material Intellectual Property, which derivative works are not owned in their entirety by the Company, except for certain portions which are derivative works of public domain works or copyrighted works used by permission subject to the condition that the derivative works created by the Company shall be available to third parties.

          (e) Schedule 3.15(e) identifies each license, sublicense, agreement or other permission which the Company has granted to any third party (i) with respect to any Intellectual Property that the Company owns or (ii) with respect to which the Company has been granted rights pursuant to license, sublicense, agreement or other permission, and Schedule 3.15(e) identifies each such item of material Intellectual Property. With respect to each item required to be identified in Schedule 3.15(e):

               (i) each license, sublicense, agreement or other permission covering the item is legal, valid, binding, enforceable and in full force and effect;

               (ii) each such license, sublicense, agreement or other permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any limitations or restrictions to which SafeNet may be subject;

               (iii) the Company is not, and, to the knowledge of the Company, no other party to any such license, sublicense, agreement or other permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

               (iv) the Company has not, and, to the knowledge of the Company, no other party to any such license, sublicense, agreement or other permission has, repudiated any provision thereof;

               (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

               (vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

               (vii) the Company has validly and effectively obtained the right and license to use, copy, modify and distribute any Intellectual Property that a third party owns and that is contained in such item, which Intellectual Property is set forth on Schedule 3.15(e), including any shrink wrap licenses, and such item contains no other Intellectual Property in which any third party may claim superior, joint or common ownership, including any right or license; and

               (viii) such item does not contain derivative works created by the Company from such Intellectual Property, which derivative works are not owned in their entirety by the Company, except for certain portions which are derivative works of public domain works or copyrighted works used by permission subject to the condition that the derivative works created by the Company shall be available to third parties.

          (f) Except as set forth on Schedule 3.15(f), the Company has no reason to believe that the Surviving Corporation will infringe upon, misappropriate or otherwise violate, any Intellectual Property rights of third parties as a result of the continued operation of the Company’s businesses as presently conducted and as presently proposed to be conducted by the Company and disclosed to SafeNet, subject to any limitations or restrictions to which SafeNet may be subject.

          (g) Except for the agreements listed on Schedule 3.15(g), neither this Agreement nor the transactions contemplated hereby, including without limitation any assignment by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in SafeNet, the Company or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, or will result in either SafeNet, the Company or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

          (h) As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including without limitation all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including without limitation data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

     3.16 Insurance. Schedule 3.16 sets forth an accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen’s compensation claims received for the past two policy years. Attached to Schedule 3.16 are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies and any claims for which the Company is seeking insurance coverage have been submitted to the appropriate insurance company in accordance with the terms of the applicable insurance policy. The Company carries insurance covering its properties and businesses that are reasonable in the judgment of the Company. The Company does not know of any threatened termination of, or premium increase with respect to, any of such policies.

     3.17 Compensation; Employment Agreements. Schedule 3.17 sets forth an accurate list, as of the date hereof, of all officers, directors and employees of the Company listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of the date of this Agreement. The Company has provided to SafeNet true, complete and correct copies of all employment contracts and material commitments and material arrangements with persons listed on Schedule 3.17. To the knowledge of the Company, no key employee of the Company has any plans to terminate employment with the Company or the Surviving Corporation. The Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint, actual or, to the knowledge of the Company, threatened, or any audit or investigation by any Governmental Authority, or any litigation, actual or, to the knowledge of the Company, threatened, relating to employment, discrimination or termination of employment of any employee or former employee of the Company. The Company has complied in all material respects with all applicable Laws relating to its employees, including without limitation provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local Laws. To the knowledge of the Company, no employee is in breach of any non-compete, nondisclosure, confidentiality or similar provision of any contract to which such employee is bound, by virtue of his or her employment with the Company.

     3.18 Employee Benefit Plans.

          (a) All material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document), including, without limitation, the Company Stock Plans, covering any active, former or retired employee or consultant of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, or with respect to which the Company has or reasonably expects to have in the future liability, are listed on Schedule 3.18 (individually, the “Plan” and collectively, the “Plans”). Copies of all such written

Plans and summaries of any other Plans have been provided to SafeNet. To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code (i) has been timely amended for so-called GUST and EGTRRA legislation and is the subject of an IRS determination letter, opinion letter (as a prototype plan) or advisory letter (as a volume submitter) or (ii) is within the remedial amendment period for such amendments described in IRS Rev. Procs. 2002-73, 2000-27 and 2001-55. The Company has furnished or made available to SafeNet copies of the most recent Internal Revenue Service determination, opinion and/or advisory letters, if any, and Forms 5500 for the three (3) most current Plan years with respect to any such Plan and any other Plans to the extent such forms were required to be filed. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any material liability or penalty under Section 4971 through 4980G of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including without limitation ERISA and the Code, to the extent applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, is threatened, nor, to the knowledge of the Company, has any investigation or audit by a Governmental Authority been undertaken, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. Schedule 3.18 includes a listing of the accrued vacation liability of the Company as of the Interim Balance Sheet Date. All reports, returns, forms and notices required to be filed with any government agency or furnished to participants or beneficiaries with respect to the Plans, by the Code, ERISA or any other applicable Laws, have been so filed and furnished, except where all such failures to so file or furnish would not be material in the aggregate. The Company is under no legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time without incurring any liability, except for liabilities accrued under the Plans for the period ending on or before the termination of the Plans.

          (b) The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three (3) years, and the Company considers the Company’s relationship with its employees to be good.

          (c) Except as set forth in Schedule 3.18(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Code Section 280G (but without regard to clause (b)(2)(A)(ii) thereof), (iii) materially increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits. Nothing in Section 3.18(c)(i) shall be deemed to apply to payments to any employee, director or officer in their capacity as a Shareholder or a Vested Option Holder.

          (d) The Company has materially complied with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and their respective “qualified beneficiaries,” as defined in the Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Code and Sections 701 through 734 of ERISA.

     3.19 Conformity with Law; Litigation.

          (a) The Company is in material compliance and has conducted its business so as to comply in all material respects with all Laws of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses. Without limiting the generality of the foregoing, the Company has not materially violated any United States or foreign import and export control Laws, export licensing Laws or customs Laws (including without limitation its obligations under the Foreign Corrupt Practices Act) applicable to the Company. The Company has not been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Authority for any material violation of United States Laws relating to importing or exporting of products, materials or services. Schedule 3.19 contains a summary of any material violation of, or conflict with, any applicable Laws of which such Governmental Authority has notified the Company, including any of the foregoing relating to Environmental Laws.

          (b) Except as set forth in Schedule 3.19, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or, to the knowledge of the Company, threatened against the Company, that is, or is reasonably likely to be, material to the Company or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Schedule 3.19 sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which the Company is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Except as stated in Schedule 3.19, the Company is not aware of any reasonable basis for any other such litigation. The Company has delivered or made available to SafeNet true, correct and complete copies of all correspondence prepared by the Company’s counsel for the Company’s independent public accountants in connection with all completed audits or reviews of the Company’s financial statements and any such correspondence since the date of the last such audit or review. Schedule 3.19 accurately describes all product liability claims made against the Company since inception.

     3.20 Taxes.

          (a) The Company (and any predecessor of Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and, except as set forth on Schedule 3.20(a), any similar provision under applicable state Law in the states where the Company files Tax Returns throughout its existence and the Company will be an S corporation for federal tax purposes and, except as set forth on Schedule 3.20(a), under any similar provision under applicable state Law in the states where the Company files Tax Returns up to and including the Closing Date.

          (b) All Tax Returns required to be filed by the Company or on its behalf have been filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for taxes not yet due, or have been adequately reserved for on the Interim Balance Sheet. Neither the Company, nor any of the Shareholders on behalf of the Company, is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than security interests for Taxes not yet due and payable.

          (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (d) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of such authority. The Company has delivered to SafeNet true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Company since inception.

          (e) The Company has not (i) requested any extension of time within which to file any Tax Return for the Company, which Tax Return has not since been filed, or (ii) executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes of the Company.

          (f) Neither the Company nor any Shareholders have received any notice of deficiency or assessment from any taxing authority with respect to Liabilities for Taxes of the Company that have not been fully paid or finally settled. Nor has any taxing authority in a jurisdiction where the Company does not file Tax Returns claimed that the Company may be subject to tax in that jurisdiction.

          (g) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (h) The Company has not filed a consent under Code section 341(f) concerning collapsible corporations. The Company has disclosed on its federal income Tax Returns all positions taken therein, if any, that it has been advised are likely to give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. The Company is not a party to or bound by (or will prior to the Closing Date become a party to or bound by) any Tax indemnity, Tax allocation or Tax sharing agreement (whether written, unwritten or arising under operation of federal Laws as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). Except as set forth in Schedule 3.20(h), neither the Company nor the Surviving Corporation has ever been or, to the knowledge of the Company, will ever be required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing Date pursuant to Code Sections 481 or 263A as a result of transactions, events or accounting methods employed prior to the Closing Date.

          (i) The Company does not have any liability for the Taxes of any person other than the Company (A) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

          (j) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          (k) The Company is not party to or bound by any closing agreement or offer in compromise with any taxing authority.

          (l) The Company is not subject to Tax in any foreign jurisdictions.

          (m) The Company has no potential Liability for any Tax under Section 1374 of the Code. In the past ten (10) years, the Company has not (A) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

          (n) For purposes of this Agreement, the term “Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and including without limitation any amendment thereof.

     3.21 Absence of Changes. Since the Interim Balance Sheet Date and except as set forth on Schedule 3.21, there has not been:

          (a) any change that by itself or together with other changes, has had a Material Adverse Effect;

          (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

          (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant or amendment of any options, warrants, calls, conversion rights or commitments, or any amendment or other change to the Charter Documents (other than exercises of or grants of Options to purchase Company Common Stock under the Company Stock Plans in accordance with past practice, including in connection with annual performance reviews and new hires);

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (e) any payment or grant of any bonus or severance payments by the Company, or any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company, to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, including annual performance reviews and new hires, or any adoption or amendment of, or material increase of benefits under, any Plan, other than any amendments to existing Plans to the extent necessary to maintain their compliance with applicable Laws;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

          (g) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to the Company, including without limitation any material indebtedness or material obligation of a Shareholder or any affiliate thereof;

          (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (i) any waiver of any material rights or claims of the Company;

          (j) any breach, amendment or termination of any Material Contract, Material Permit, Lease, or other material agreement or right to which the Company is a party;

          (k) any transaction by the Company outside the ordinary course of business;

          (l) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

          (m) any creation or assumption by the Company of any material mortgage, pledge, security interest or lien or other encumbrance on any asset (other than Permitted Liens);

          (n) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease or sublease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000, except in the ordinary course of business pursuant to the Company’s established business practices;

          (o) any violation of or conflict with any applicable Laws promulgated, or judgment entered, by any Governmental Authority which, individually or in the aggregate, materially and adversely affects (or, insofar as the Company knows, might reasonably be expected to materially and adversely affect) the Company;

          (p) the commencement or notice or, to the knowledge of the Company, threat of commencement of any material lawsuit or proceeding against or investigation of the Company or any of its affairs;

          (q) any agreement or arrangement made by the Company or, to the knowledge of the Company, any other person to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or

          (r) negotiation, commitment or agreement by the Company to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with SafeNet and its representatives regarding the transactions contemplated by this Agreement).

     3.22 Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth an accurate list, as of the date of this Agreement, of the following: (a) the name of each financial institution in which the Company has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 3.22 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.23 Customers; Backlog; Returns and Complaints. Schedule 3.23 sets forth the customers of the Company which represented five percent (5%) or more of the Company’s revenues for the Company’s last three (3) fiscal years (“Significant Customers”). The Company has not received any material customer complaints concerning the Company’s products which complaints the Company has not been able to address to the satisfaction of the complainant within a commercially reasonable length of time after the Company received notice of such complaint, nor has the Company had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

     3.24 Brokers; Finders. Neither the Company nor any of the Shareholders has made any commitments to pay any broker’s or finder’s fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement (“Broker’s or Finder’s Fee”) to any agent, broker, investment banker or other firm or person, except as set forth on Schedule 3.24.

     3.25 Interests of Shareholders, Officers and Directors. Neither any Shareholder owning more than five percent (5%) of the Company Common Stock nor any of the Company’s officers or directors or, to the knowledge of the Company, any employee of the Company, has any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the Company’s business, except for rights as a shareholder and except for rights under any Plan. Neither the Shareholders nor any employee, officer or director of the Company, or their spouses or children, is indebted to the Company, nor is the Company indebted to any of them, except as set forth on Schedule 3.25.

     3.26 Disclosure. No representation or warranty made by the Company or any of the Shareholders in this Agreement, nor any schedule, certificate or exhibit furnished or to be furnished by the Company pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished.

4. REPRESENTATIONS OF SAFENET

     SafeNet represents and warrants to the Shareholders, as of the date hereof, as set forth in this Section 4. In all instances herein where there is reference to the knowledge of SafeNet with respect to a particular fact or other matter, “knowledge” shall mean the actual knowledge of any officer or director of SafeNet of such fact or matter after reasonable investigation and inquiry with those employees, consultants, advisors and other representatives of SafeNet who or which could reasonably be expected to have knowledge of such fact or matter.

     4.1 Due Organization. SafeNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of SafeNet and the Merger Sub has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of SafeNet and the Merger Sub is qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except for any such jurisdiction in which a failure to so qualify is not reasonably likely to have a Material Adverse Effect. SafeNet has made available to the Company true, complete and correct copies of its and the Merger Sub’s certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws of SafeNet and the Merger Sub, as amended to date, are collectively referred to as the “SafeNet Documents.” Neither SafeNet nor Merger Sub is in material default under or in material violation of any of its SafeNet Documents.

     4.2 Authorization; Validity. Each of SafeNet and Merger Sub has the full legal right and authority to enter into and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to enter into the transactions contemplated hereby and thereby. The Merger and the execution, delivery and performance by SafeNet and Merger Sub of this Agreement and each Ancillary Agreement to which SafeNet and/or Merger Sub is a party has been duly authorized and approved by all necessary corporate action on the part of SafeNet and/or Merger Sub. This Agreement has been duly executed and delivered by SafeNet and Merger Sub. This Agreement and each Ancillary Agreement to which SafeNet and/or Merger Sub is a party is, or in the case of any Ancillary Agreement to be executed and delivered after the date hereof, will be, a legal, valid and binding obligation of SafeNet and/or Merger Sub, as applicable, enforceable against SafeNet and/or Merger Sub, as applicable, in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3. Capitalization of the Company. The authorized capital stock of SafeNet consists of (i) Fifty Million (50,000,000) shares of SafeNet Common Stock, of which approximately Twenty Four Million Six Hundred Six Thousand One Hundred Thirty Eight (24,606,138) shares are issued and outstanding and (ii) Five Hundred Thousand (500,000) shares of preferred stock, $.01 par value per share (the “SafeNet Preferred Stock” and, collectively with the SafeNet Common Stock, the “SafeNet Capital Stock”), none of which are issued and outstanding (collectively, the “SafeNet Outstanding Shares”). Other than the SafeNet Outstanding Shares, there are no issued and outstanding shares of SafeNet Capital Stock. The SafeNet Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable.

     4.4 No Conflicts. The execution, delivery and performance by SafeNet and Merger Sub of this Agreement and each Ancillary Agreement to which each is a party, and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, or violate any provision of, the certificate of incorporation or bylaws of SafeNet or Merger Sub, in each case as amended and now in effect;

          (b) materially conflict with, or result in any material breach or material default (or would constitute a material default but for any requirement of notice or lapse of time or both)

under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any material Lien on any of the assets or properties of SafeNet or Merger Sub pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which SafeNet or Merger Sub is a party or by which SafeNet or Merger Sub or any of their respective properties or assets may be bound or affected; or

(c) materially conflict with or result in a material violation of any Laws applicable to SafeNet or by which any of its properties or assets is bound or affected.

     4.5 The SafeNet Common Stock. The shares of SafeNet Common Stock to be transferred and exchanged pursuant to this Agreement will be duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Shareholders contained in the Investment Agreements and the Investment and Support Agreements, as applicable, will have been issued in compliance with all federal and state securities laws. The shares of SafeNet Common Stock to be transferred and exchanged pursuant to this Agreement are of the same class and series, and have the same rights, preferences and privileges set forth in SafeNet’s certificate of incorporation, as amended to date, and under the DGCL, as the SafeNet common stock currently registered and trading on the Nasdaq National Market.

     4.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of SafeNet, threatened against SafeNet which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby, and SafeNet is not aware of any reasonable basis for any such litigation.

     4.7 SEC Filings; Financial Statements.

          (a) As of the time it was filed with the Securities and Exchange Commission (the “SEC”) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each document filed by SafeNet with the SEC between December 31, 2003, and the date of this Agreement (the “Securities Documents”): (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Securities Documents constitute all of the agreements required to be filed by SafeNet with the SEC under the Exchange Act from December 31, 2003 through the date of this Agreement. The financial statements of SafeNet included in the Securities Documents as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of SafeNet and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount).

          (b) Since December 31, 2004, there has not occurred any material adverse change in the business, assets or condition (financial or otherwise) of SafeNet or its subsidiaries that would require public disclosure and which has not been publicly disclosed.

          (c) To the knowledge of SafeNet, the SEC is not planning any investigation or inquiries into the financial statements or filings of SafeNet.

     4.8 Non-Competition. SafeNet is not a party to or otherwise subject to any agreement, contract, judgment, order, injunction, decree, stipulation or award which, after the Merger, would prevent the Surviving Corporation from engaging in the business of the Company as it is now conducted, or as it is proposed to be conducted by the Company and disclosed to SafeNet.

     4.9 Required Governmental Filings and Consents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of SafeNet.

     4.10 Sufficient Funds. At the Effective Time, SafeNet will have available funds sufficient to perform its obligations hereunder.

     4.11 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transaction contemplated hereby, Merger Sub has neither incurred any material obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any other person. As of the date hereof and as of the Effective Time, all of the outstanding stock of Merger Sub is and will be directly owned by SafeNet.

     4.12 Disclosure. No representation or warranty made by SafeNet in this Agreement, nor any schedule, certificate or exhibit furnished by SafeNet pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished.

5. CONDUCT PRIOR TO THE CLOSING

     5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement and (b) the Closing, the Company agrees (unless the Company is otherwise required to take such action pursuant to this Agreement or SafeNet shall otherwise give its prior consent in writing) to carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of SafeNet, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 3.21 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect. Neither the Company nor any Major Shareholder shall, without the prior written consent of SafeNet, take or agree in writing or otherwise to take, any action intended to, or that would, prevent the Company or such Major Shareholder from performing (or cause the Company or such Major Shareholder not to perform) its agreements and covenants hereunder or intended to, or that would, cause any condition to SafeNet’s closing obligations in Section 7.1 or Section 7.3 not to be satisfied. Notwithstanding the foregoing, the Company may use any and all of its available cash to pay its liabilities, including any Company Expenses, provided that such liabilities are reflected in the Estimated Closing Balance Sheet.

     5.2 No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 10.1, neither the Major Shareholders nor the Company nor any of their respective subsidiaries or affiliates will take, nor will any Major Shareholder or the Company permit any of their representatives to take, any of the following actions with any person other than SafeNet and its designees: (a) solicit, encourage or initiate any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any person, other than SafeNet, relating to (or which such Major Shareholder or the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible Business Combination with the Company, or (c) agree to, enter into a contract or agreements with any person, other than SafeNet, providing for, or approve a Business Combination with the Company. The Company will notify SafeNet immediately after receipt by any Major Shareholder or the Company (or any of their officers, directors, managers, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry, to the extent such disclosure does not violate the terms of the confidentiality agreement entered into by the Company and such persons or for access to the assets and properties of the Company or books and records of the Company by any person or entity that informs or has informed such Major Shareholder or the Company that it is considering making or has made such a proposal or inquiry. Such notice to SafeNet shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. Each of the Major Shareholders and the Company and their respective affiliates (and their officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. Each of the Major Shareholders and the Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Each of the Company, the Major Shareholders and SafeNet acknowledge that this Section 5.2 was a significant inducement for SafeNet to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price or (ii) a failure to induce SafeNet to enter into this Agreement. For purposes of this Agreement, the term “Business Combination” means, with respect to any person, (A) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such person is a party, (B) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (C) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (D) any sale, dividend or other disposition of all or a substantial portion of the assets of such person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such person’s business, or (E) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such person, to do any of the foregoing.

6. ADDITIONAL AGREEMENTS

     6.1 Private Placement; Restrictions on Transfer.

          (a) The shares of SafeNet Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, and applicable state securities Laws.

          (b) The shares of the SafeNet Common Stock to be issued in connection with the Merger shall not have been registered and shall be characterized as “restricted securities” under the federal securities Laws, and under such Laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of the SafeNet Common Stock to be issued in connection with the Merger shall bear a legend reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

and shall also include any legends required by state securities Laws. Specifically, the shares of SafeNet Common Stock issuable in connection with the Merger will not be eligible for public resale under Rule 144 promulgated under the Securities Act for a period of one year following the issuance of such shares. Additionally, the shares of SafeNet Common Stock issued in connection with the Merger will be subject to the restrictions set forth in the Restricted Stock Agreements. SafeNet, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for SafeNet Common Stock.

          (c) From and after the Closing Date, the holders of shares of SafeNet Common Stock issued in connection with the Merger will have the rights set forth in the Registration Rights Agreement in substantially the form attached as Exhibit E (the “Registration Rights Agreement”).

     6.2 Stockholder Approval.

          (a) By executing this Agreement, each Major Shareholder, for himself and his heirs, successors and assigns, hereby (a) approves of and consents to the Merger, this Agreement and each of the terms, conditions, agreements, documents, certificates and actions contemplated in this Agreement that apply to such Major Shareholder, and (b) agrees that any and all shareholders’ agreements or any similar agreements with respect to any equity securities of the Company to which such Major Shareholder is a party shall be deemed to be terminated as of the Closing. Each of the Major Shareholders has executed and delivered to SafeNet the Investment and Support Agreement in the form attached as Exhibit F (the “Investment and Support Agreement”).

          (b) Promptly after the date of the Agreement, the Company shall solicit written consent of each of the Shareholders for the approval and adoption of this Agreement and approval of the Merger, or if it is not able to obtain such consents, the Company shall cause a meeting of its shareholders to be duly called and held for such purpose. The Company’s Board of Directors shall recommend that the Shareholders vote in favor of and approve and adopt this Agreement and approve the Merger.

          (c) As soon as practicable after the date hereof, the Company shall prepare, with the cooperation of SafeNet, an information statement for the Shareholders (the “Information Statement”) to approve this Agreement, the Merger and the transactions contemplated hereby and thereby. SafeNet and the Company shall use their reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities Laws. Each of SafeNet and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise SafeNet, and SafeNet shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or SafeNet shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The Information Statement shall contain the recommendation of the Board of Directors of the Company.

     6.3 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, and subject to the terms of the Mutual Non-Disclosure Agreement entered into by SafeNet and the Company on February 7, 2005, the Company shall (a) give SafeNet and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all books and records of the Company, whether located on the premises of the Company or at another location; (b) furnish SafeNet such financial, operating, technical and product data and other information with respect to the business and assets and properties of the Company as SafeNet from time to time may reasonably request, including financial statements and schedules; (c) subject to SafeNet and the Company agreeing to the topic and notice of any interviews, allow SafeNet the opportunity to interview such customers, suppliers, employees and other personnel and affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (d) assist and cooperate with SafeNet in the development of cooperation plans for implementation by SafeNet and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by the Company herein.

     6.4 Confidentiality. Each of the Major Shareholders recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, the Surviving Corporation and/or SafeNet, including without limitation lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company’s, the Surviving Corporation’s and/or SafeNet’s respective businesses. Each of the Major Shareholders agrees that, after Closing, it will not use or disclose, and it will cause its officers, directors, employees, representatives, agents and advisors (as the case may be) not to use or disclose, confidential information with respect to the Company, the Surviving Corporation and/or SafeNet to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of SafeNet and counsel and other advisers of the Major Shareholders provided that such advisors agree to the confidentiality provisions of this Section 6.4. The restrictions of this Section 6.4 shall not apply (i) to confidential information of the Company, the Surviving Corporation and/or SafeNet which becomes generally known to the public through no fault of any of the Major Shareholders or any of their respective employees, representatives, agents or advisors (as the case may be), (ii) if disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) if the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (ii) or (iii) above, each of the Major Shareholders shall, if reasonably possible, give prior written notice thereof to SafeNet and provide SafeNet with the opportunity to contest such disclosure.

     6.5 Operation of the Surviving Corporation Subsequent to the Closing. None of the Shareholders, after the Closing and for the period of time set forth in Section 9.1, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Company prior to the Closing.

     6.6 Tax Matters.

          (a) Responsibility for Filing Tax Returns.

               (i) Tax Periods Ending On or Before the Closing Date. The Company or the Shareholders’ Representative, on behalf of the Company or the Surviving Corporation (as the case may be), shall timely file (including without limitation extensions of time to file) all federal and state income Tax Returns for the Company for taxable periods ending on or prior to the Closing Date and have paid or will pay all Taxes attributable to such periods (the “Short Period Returns”). Such returns will be prepared and filed in accordance with applicable Laws and in a manner consistent with past practices and shall be subject to review by SafeNet within a reasonable period of time prior to the filing thereof. The Shareholders’ Representative and SafeNet shall direct the Escrow Agent to sell Escrow Shares to obtain funds to pay to the Shareholders’ Representative an amount equal to the portion of Company Taxes reported on such Tax Returns that relate to the portion of such taxable period ending on or before the Closing Date that were not paid before the Closing Date and that were not reserved for on the Closing Date Balance Sheet (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), except to the extent that such Taxes (A) are allowable and recoverable costs for inclusion in the costs of agreements with Tax authorities, or (B) arise as a result of an election under Section 338(h)(10) of the Code or any analogous provision of state or local law (each such election, a “Section 338 Election”) and would not have been incurred by the Company or the Surviving Corporation had the Section 338 Election not been made. SafeNet shall pay to the Shareholders’ Representative an amount equal to the portion of Company Taxes reported on such Tax Returns that relate to the portion of such taxable period ending on or before the Closing Date that (x) were reserved for on the Closing Date

Balance Sheet (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), (y) are allowable and recoverable costs for inclusion in the costs of agreements with Tax authorities, or (z) arise as a result of a Section 338 Election and would not have been incurred by the Company or the Surviving Corporation had the Section 338 Election not been made. Prior to filing any Short Period Return, the Shareholder Representative shall afford SafeNet a reasonable opportunity to review the proposed form of any Short Period Return and comment thereon. Amounts payable by SafeNet under this Section 6.6(a)(i) shall be paid to the Shareholders’ Representative within fifteen (15) days after receipt of the proposed form of the Short Period Return to which such amount relates.

               (ii) Tax Periods Beginning and Ending After the Closing Date. SafeNet and the Surviving Corporation shall file or cause to be filed any Tax Returns of the Company for tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period” and such Tax Returns, a “Straddle Period Return”) and pay all Taxes owed by the Company for such periods. Prior to filing any Straddle Period Return, SafeNet and the Surviving Corporation shall afford the Shareholder Representative a reasonable opportunity to review and comment on the proposed form of any Straddle Period Return. The Shareholder Representative shall direct the Escrow Agent to sell Escrow Shares to obtain funds to pay to the Surviving Corporation within fifteen (15) days after the date on which such Taxes are paid with respect to such periods an amount equal to the portion of such Company Taxes that relate to the portion of such taxable period ending on the Closing Date that were not paid before the Closing Date and that were not reserved for on the Closing Date Balance Sheet, except to the extent that such Taxes (A) are allowable and recoverable costs for inclusion in the costs of agreements with Tax authorities, or (B) arise as a result of a Section 338 Election and would not have been incurred by the Company or the Surviving Corporation had the Section 338 Election not been made. For purposes of this Section 6.6(a)(ii), in the case of any Taxes that are payable by the Company for any Straddle Period, the portion of such Tax payable by the Company which relates to the portion of such taxable period ending on the day before the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Company if the relevant taxable period ended on the day before the Closing Date (which shall include the amount of any Tax solely attributable to a deemed asset sale arising by reason of any Code Section 338(h)(10) election made by SafeNet and the Shareholders). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company (taking into account (I) the Tax status of the Company for such period, including its subchapter S corporation status for federal income tax purposes and any similar status for other Tax purposes, and (II) Taxes that are allowable costs and recoverable for inclusion in the costs of agreements with Tax authorities).

               (iii) Refunds and Tax Benefits. Any Tax refunds that are received by SafeNet or the Surviving Corporation and any amounts credited against Tax to which SafeNet or the Surviving Corporation become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date except to the extent the refund or credit relates to Taxes that were incurred by the Company in connection with the Section 338 Election and were paid by SafeNet or the Surviving Corporation pursuant to Section 6.1(a)(i) or (ii) hereof, shall be for the account of the Shareholders, and SafeNet shall pay over to the Shareholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing authority to SafeNet or the Surviving Corporation of any amount accrued on the Closing Date Balance Sheet, SafeNet shall pay such amount to the Shareholders within fifteen (15) days after receipt or entitlement thereto.

          (b) Cooperation on Tax Matters. After the Closing Date, SafeNet and the Surviving Corporation, on the one hand, and the Shareholders’ Representative and each of the Major Shareholders, on the other hand, will make available to the other, as reasonably requested in writing, all information, records or documents relating to the liability for Taxes of the Company for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. The Shareholders shall not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date.

          (c) Section 338(h)(10) Election. At the request of SafeNet, each Shareholder shall join with SafeNet in making a Section 338 Election, to the extent permitted by applicable law, with respect to the purchase of the stock of the Company. On the Closing Date, the Company shall deliver to Buyer IRS Form 8023 (or any successor form(s) thereto) executed by each Shareholder.

               (i) SafeNet, the Company and the Shareholders agree that the purchase price and the Liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company in accordance with Code Sections 338 and 1060 and the regulations thereunder and SafeNet, the Company and the Shareholders shall file all Tax Returns (including amended returns and claims for refund), IRS Form 8883 and any information reports in a manner consistent therewith.

               (ii) The Shareholders shall include their pro rata share of any income, gain, loss, deduction, or other tax item resulting from the Section 338 Election on their tax returns to the extent required by applicable law.

               (iii) Notwithstanding any other provision of this Agreement, SafeNet shall pay the Shareholders an amount equal to: (i) the excess of (A) the amount of Taxes actually payable by the Shareholders (net of any Tax benefits actually received by the Shareholders) as a result of the sale by the Shareholders to SafeNet of the Company Common Stock (the “S Corporation Sale”) and the making by SafeNet and the Shareholders of the Section 338 Election, over (B) the amount of Taxes that would have been payable by the Shareholders as a result of the S Corporation Sale had the Section 338 Election not been made; divided by (ii) 78%; provided, however, that SafeNet shall not have any obligation with respect to any portion of such excess that results from the breach or inaccuracy of any representation or warranty of the Company made in Section 3.20 of this Agreement. The amount for which SafeNet is responsible shall be referred to as the “Section 338(h)(10) Gross-Up”.

                    (A) Preparation of Tax Returns and Section 338(h)(10) Gross-Up Computation. No later than thirty (30) days after the filing of all Company Tax Returns for all periods ending on or prior to the Closing Date, the Shareholders’ Representative shall deliver to SafeNet (1) a detailed reconciliation showing (y) the final computation of the Section 338(h)(10) Gross-Up, and (z) the amount of cash that is to be exchanged between SafeNet and the Shareholders in settlement of the Section 338(h)(10) Gross-Up, and (2) all supporting schedules.

                    (B) Review of Section 338(h)(10) Gross-Up. SafeNet shall have thirty (30) days to review the final computation of the Section 338(h)(10) Gross-Up, and the amount of cash that is to be exchanged between SafeNet and the Shareholders in settlement of the Section 338(h)(10) Gross-Up. If within thirty (30) days of receiving the computation of the Section 338(h)(10) Gross-Up pursuant to Section 6.6(c)(iii) hereof, SafeNet shall provide written notice to Shareholders’ Representative that they disagree with any item reflected in the Section 338(h)(10) Gross-Up computation or the amount of cash that is to be exchanged between the SafeNet and Shareholders in settlement of the Section 338(h)(10) Gross-Up, the parties shall in good faith confer with each other to resolve any such disagreement. The failure of SafeNet to provide the notice described in the preceding sentence within the thirty (30) day period specified shall be deemed to indicate that SafeNet agrees with the Section 338(h)(10) Gross-Up computation. If within ten (10) days of receipt by Shareholders’ Representative of the notice from SafeNet described in this Section 6.6(c)(iii)(B), any disputed item remains unresolved, the parties will have another ten (10) days to retain an independent third party to resolve any such dispute whose decision will be binding on both parties.

                    (C) Payment Procedures. Once the parties have agreed on, or the independent third party has resolved any disputed items with respect to, the Section 338(h)(10) Gross-Up, any amount required to be paid pursuant to the Section 338(h)(10) Gross-Up shall be paid in cash by check or wire transfer within ten (10) days of the agreement on or resolution of such documents.

          (d) S Corporation Status. The Company and the Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Shareholders shall not take any or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

          (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, other than Taxes that arise as a result of the Section 338 Election, shall be paid fifty percent (50%) by SafeNet and fifty percent (50%) by the Escrow Agent from the Escrow Account when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings, other than expenses that arise as a result of the Section 338 Election, which shall be paid by SafeNet, shall be paid fifty percent (50%) by SafeNet and fifty percent (50%) by the Escrow Agent from the Escrow Account.

     6.7 Changes in SafeNet Common Stock. If, and as often as, there are any changes in the SafeNet Common Stock, prior to the Closing, by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the SafeNet Common Stock as so changed.

     6.8 Expenses. Except as provided in Section 1.9(a), all fees and expenses incurred by the Company and by the Shareholders in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (including, without limitation, the fees and expenses of the persons listed on Schedule 3.24 and the fees and expenses associated with the “Term Sheet” described in item 8 of Schedule 3.18(c)) (the “Company Expenses”), shall be the obligation of the Shareholders or the Company (but not the Surviving Corporation). In the event that the Merger is consummated, to the extent there is an Excess Working Capital Amount, then any and all of the Company Expenses not paid by the Company on or prior to the Effective Time (up to an amount equal to the Excess Working Capital Amount) shall be paid within thirty (30) days after delivery of the Final Closing Balance Sheet by SafeNet or the Surviving Corporation, subject to the provisions of Section 1.9 hereof. All fees and expenses incurred by SafeNet in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of SafeNet.

     6.9 Public Disclosure. Promptly after execution of this Agreement, SafeNet and the Company shall issue a joint press release relating to this Agreement to be prepared jointly by SafeNet and the Company (the “Joint Press Release”). Thereafter, unless otherwise required by Law (including federal and state securities Laws and the rules and regulations of The Nasdaq National Market), no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by all other parties hereto prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

     6.10 Notices and Approvals. All parties hereto shall give any notices that any other party hereto may reasonably request in connection with the Merger or that are otherwise required or contemplated hereunder. The Company and SafeNet shall use commercially reasonable efforts to obtain all consents and approvals from Governmental Authorities or under any of the Material Contracts or other agreements as may be required in connection with the Merger so as to preserve all rights of and benefits to the Company thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such consents and approvals.

     6.11 Notification of Certain Matters. The Major Shareholders and the Company shall give prompt notice to SafeNet, and SafeNet shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company on the one hand, or SafeNet on the other, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing (except for those representations and warranties that are by their terms qualified by a standard of materiality, with respect to which notice shall be given of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any such representation or warranty of the Company or SafeNet, as the case may be, contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Closing); and (b) any failure of the Company or the Major Shareholders on the one hand, or SafeNet on the other, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     6.12 Form 8-K. The Company and its officers agree to assist SafeNet, its auditors and counsel in the preparation of a Form 8-K or Forms 8-K for filing with the SEC disclosing the transactions contemplated by this Agreement. Additionally, the Company and the Major Shareholders will use commercially reasonable efforts to cause the Company’s management and Eisner LLP, the Company’s independent accountants, to (a) deliver to SafeNet an opinion of Eisner LLP on the Year End Financials, which opinion shall be in accordance with Rule 2-02 of Regulation S-X promulgated by the SEC, and a written consent from Eisner LLP to the filing of its opinion with the SEC in connection with the filing of the Form 8-K contemplated by this Section 6.12, (b) provide such information and assistance as reasonably required by SafeNet in connection with the preparation by SafeNet and its independent accountants of pro forma financial statements required under applicable SEC regulations, (c) facilitate the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (d) deliver such representations as may be reasonably requested by SafeNet’s independent accountants.

     6.13 Unvested Company Options.

          (a) At the Effective Time, with respect to each then outstanding Company Option other than the Vested Company Options (the “Unvested Company Options”) granted under the Company Stock Plans, SafeNet shall assume such Unvested Company Options and cause each holder of an Unvested Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options (“SafeNet Options”) exercisable for shares of SafeNet Common Stock having substantially the same terms and conditions as the Unvested Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Unvested Company Options pursuant to the Company Stock Plans pursuant to which such Unvested Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the next highest whole cent or next lower number, respectively. As of the Effective Time, each Unvested Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into the right to receive the SafeNet Options. SafeNet shall use all reasonable efforts to ensure that any Unvested Company Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time by satisfying Section 424(a) of the Code. In addition, except as set forth in Schedule 6.13(a), with respect to Unvested Company Options that do not qualify as incentive stock options, the conversion of the Unvested Company Option into a right to receive SafeNet Options shall be consistent with Section 409A of the Code, as interpreted by IRS Notice 2005-1, A-4(d)(ii). SafeNet shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SafeNet Common Stock for delivery upon the exercise of SafeNet Options after the Effective Time. For purposes of this Agreement, the term “Conversion Fraction” shall mean the quotient determined by dividing (i) 9.3046, by (ii) the Average Price.

          (b) As of the Effective Time, except as provided in this Section 6.13, all rights under any provision of the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall take all action necessary to ensure that, to the reasonable satisfaction of SafeNet, as of and after the Effective Time, except as provided in this Section 6.13, no person shall have any right under the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          (c) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to SafeNet, required under the Company Stock Plans or any Company Options to give effect to the foregoing provisions of this Section 6.13.

          (d) As soon as practicable after the Effective Time, SafeNet shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the SafeNet Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any SafeNet Options remain outstanding.

     6.14 Employee Benefits.

          (a) SafeNet shall to the extent practicable provide or cause the Surviving Corporation to provide employee benefits and programs to the Company’s employees who continue employment with the Surviving Corporation or SafeNet (“Continuing Employees”) that, in the aggregate, are substantially comparable to those of SafeNet. Nothing in this Section 6.14 shall be construed to prohibit or restrict SafeNet or the Surviving Corporation from amending, suspending or terminating any of its employee benefit plans or programs at any time. If any employee of the Company becomes a participant in any employee benefit plan, program, policy or arrangement of SafeNet, such employee shall be given credit for all service prior to the Effective Time with the Company to the extent permissible under such plan, program, policy or arrangement for purposes of eligibility and vesting, but not for benefit accrual under any pension plan.

          (b) Company agrees to cause the Company’s 401(k) plan to be terminated immediately prior to the Closing with no further elective deferrals or matching or other contributions to be made for periods on or after Closing. All account balances under Company’s 401(k) plan shall be 100% vested as of Closing and shall be distributed as soon as practical thereafter (or as soon as an IRS determination letter is received as to qualification of the Company’s 401(k) plan at Closing, if one is requested). Pursuant to Section 6.14(a), Continuing Employees will receive credit under the SafeNet, Inc. 401(k) Plan as of Closing for eligibility and vesting for service with the Company prior thereto and will first become eligible to participate in the SafeNet, Inc. 401(k) Plan as of the first day of the next month following the Closing.

     6.15 General. In case at any time, and from time to time, after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including without limitation the execution and delivery of such further documents, instruments of transfer or assignment, files, books and records) as any other Party reasonably may request in writing, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Each of the Major Shareholders acknowledges and agrees that from and after the Closing, SafeNet will be entitled to possession of all documents, books, records (including without limitation Tax records), agreements and financial data of any sort relating to the Company or the Surviving Corporation.

     6.16 Indemnification. From and after the Effective Time for not less than (i) six years, in the case of acts or omissions under or pursuant to Sections 14-2-850 et. seq. of the GBCC, and (ii) four years for all other acts or omissions, after the Effective Time, SafeNet shall fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer of the Company against losses such person may incur based upon matters existing or occurring prior to the Effective Time and any indemnification and exculpation provision of the Company’s Charter Documents as each is in effect on the date of this Agreement.

7. CONDITIONS TO THE MERGER

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental and Regulatory Approvals. Approvals from any Governmental Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Laws enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or require SafeNet to (i) hold separate the assets of the Surviving Corporation or (ii) not exercise full voting rights with respect to its shares of capital stock of the Surviving Corporation or (iii) which would permit consummation of the Merger only if certain divestitures were made or if SafeNet were to agree to limitations on its or its subsidiaries’ business activities or operations.

     7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of SafeNet contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

          (b) Performance. SafeNet and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by SafeNet and Merger Sub at or before the Closing.

          (c) Closing Certificate. SafeNet shall have delivered to the Company a certificate, dated the Closing Date and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 7.2(a) and (b) above is satisfied in all respects.

          (d) Legal Opinion. The Company shall have received a legal opinion from Venable LLP, counsel to SafeNet, in the form set forth in Exhibit G attached hereto.

          (e) Delivery of Agreements. SafeNet shall have executed and delivered (i) the Escrow Agreement, and (ii) the Registration Rights Agreement.

          (f) Shareholder Approval. The Merger shall have been duly approved by the holders of Company Common Stock as required by the Charter Documents and the GBCC.

     7.3 Additional Conditions to Obligations of SafeNet and Merger Sub. The obligations of SafeNet and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SafeNet:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).

          (b) Performance. The Company and the Major Shareholders shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company and the Major Shareholders at or before the Closing.

          (c) Private Placement. The shares of SafeNet Common Stock to be issued in connection with the Merger shall be issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

          (d) Closing Certificate. The Company shall have delivered to SafeNet a certificate, dated the Closing Date and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 7.3(a) and (b) above is satisfied in all respects.

          (e) Legal Opinions. SafeNet shall have received legal opinions from Covington & Burling and Womble Carlyle Sandridge & Rice, pllc, counsel to the Company, in the forms set forth in Exhibits H and I attached hereto.

          (f) Deliveries.

               (i) The Company shall have delivered to SafeNet each of the documents and instruments set forth in Section 1.7(d).

               (ii) The Shareholders’ Representative shall have executed and delivered to SafeNet the Escrow Agreement and each Shareholder shall have executed and delivered to SafeNet a Registration Rights Agreement.

               (iii) (A) Each of the Shareholders listed on Schedule 7.3(f) shall have executed and delivered to SafeNet the Restricted Stock Agreement in the form set forth in Exhibit J-1 attached hereto; and (B) each of Elad Yoran, Wendell Bird, Greg Pinkus and John Troiano shall have executed and delivered to SafeNet the Restricted Stock Agreement in the form set forth in Exhibit J-2 attached hereto (the Restricted Stock Agreements to be delivered pursuant to this Section 7.3(f)(iii), the “Restricted Stock Agreements” and collectively with the Escrow Agreement, the Investment Agreements, the Certificate of Merger and the Registration Rights Agreement, the “Ancillary Agreements”).

               (iv) The Company shall have delivered to SafeNet a certificate of the Secretary of the Company dated as of the Closing Date certifying (A) that true, correct and complete copies of the Company’s Charter Documents, as in effect on the date hereof, are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement, (C) that true, correct and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the approval of the Merger and the consummation of the transactions contemplated hereby are attached thereto, (D) that true, correct and complete copies of the resolutions of the shareholders of the Company approving this Agreement, the Merger and the consummation of the transactions contemplated hereby are attached thereto, and (E) that true, correct and complete copies of all information, materials and documents that the Company has submitted to its shareholders with respect to the transactions contemplated hereby are attached thereto.

          (g) Employees. Except for terminations caused by death or disability, each of Aaron Fessler, Gary Millin and Mark Weaver and not less than 80% of the remaining employees of the Company listed on Schedule 3.17 shall continue to be employed by the Company at the Closing, shall not have given any notice or other indication that they are not willing or do not intend to be employed by SafeNet or the Surviving Corporation following the Merger, and shall have executed and delivered to SafeNet its standard form of offer letter and its standard form of confidentiality, non-competition and invention assignment agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

          (h) Audited Financial Statements. The Company shall have delivered the Year End Financials to SafeNet.

          (i) Consents and Approvals. The Company shall have delivered to SafeNet (i) consents to the assignment of the contracts listed on Schedule 7.3(i), and (ii) any other consents and approvals, if any, from any person other than a Governmental Authority necessary for consummation of the transactions contemplated hereby, including any consents or approvals required to be disclosed in Schedule 3.14 with respect to Material Contracts.

          (j) Tax Withholding Arrangements. The Company shall have entered into the arrangements listed on Schedule 7.3(j) with respect to income and employment tax withholding from the consideration payable hereunder and/or Company stock transfers.

8. REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.1 Survival of Representations and Warranties. All representations, warranties covenants and agreements of each of the Parties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing hereunder and any investigation, audit or inspection at any time made by or on behalf of any Party hereto and shall continue in full force and effect as follows: (a) unless otherwise specified herein below, such representations and warranties shall continue in full force and effect until the date that is one (1) year after the Closing Date; (b) all of the representations and warranties set forth in Sections 3.2, 3.3 and 4.2 shall continue in full force and effect until the expiration of the applicable statute of limitations; (c) the representations and warranties set forth in Section 3.20(c) shall continue in full force and effect until the date that is three (3) years after the Closing Date; and (d) such covenants and agreements which by their terms survive Closing, including, without limitation, the covenants and agreements set forth in Section 8.2(a)(iii), shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, so long as a claim arising out of a breach of a representation or warranty or nonperformance of any agreement or covenant is made prior to the expiration of the applicable period of survival set forth above with respect to such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive with respect to such claim until final resolution thereof and indemnification may be had (subject to the other provisions of this Section 8) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

     8.2 Indemnity.

          (a) Subject to the limitations set forth in Section 8.6, each Shareholder, jointly and severally, shall indemnify and hold SafeNet, the Merger Sub and the Surviving Corporation harmless to the extent provided in this Section 8 from and against any and all losses, Liabilities, claims, disputes, proceedings, demands, cost unallowability determinations, judgments, settlements, liens, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement or appeal) (the foregoing referred to individually as an “Adverse Consequence” and collectively as “Adverse Consequences”) resulting from or arising out of:

               (i) any breach of any representation or warranty of the Company and/or any of the Shareholders contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by the Company and/or any of the Shareholders or their respective representative(s) in connection with this Agreement;

               (ii) the nonperformance, partial or total, of any covenant or agreement of the Company and/or any of the Shareholders contained in this Agreement;

               (iii) the scheduled items set forth on Schedule 3.19; or

               (iv) any and all Adverse Consequences incidental to the enforcement of this Section 8.2(a).

Without limiting the foregoing, the indemnification liabilities of each of the Shareholders under this Agreement shall include Adverse Consequences consisting of any and all Taxes with respect to any period (or any portion thereof) up to and including the Closing Date, except for Taxes of the Company (if any) that are reflected as current or deferred liabilities for Taxes on the Interim Balance Sheet or that arise as a result of a Section 338 Election and would not have been incurred by the Company or the Surviving Corporation had the Section 338 Election not been made. Each of the Major Shareholders agrees that it will not make any claim for indemnification against the Company or the Surviving Corporation (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by SafeNet against any of the Shareholders (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). Each Major Shareholder irrevocably waives any and all rights to recourse against the Company or the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by any Shareholder or the Company in this Agreement. No Shareholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of such Shareholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

          (b) SafeNet shall indemnify and hold the Shareholders harmless to the extent provided in this Section 8 from and against any and all Adverse Consequences resulting from or arising out of:

               (i) any breach of any representation or warranty of SafeNet contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by SafeNet or the Merger Sub or either of their respective representative(s) in connection with this Agreement;

               (ii) the nonperformance, partial or total, of any covenant or agreement of SafeNet or the Merger Sub contained in this Agreement; or

               (iii) any and all Adverse Consequences incidental to the enforcement of this Section 8.2(b).

     8.3 Notice of Claim.

          (a) If any Party entitled to indemnification pursuant to this Agreement (each such party, an “Indemnified Party”) makes any claim for indemnification against any Party or Parties against whom such a claim for indemnification may be sought hereunder (each such Party against whom such a claim may be sought hereunder, an “Indemnifying Party”), such claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes such claim. To the extent that a Shareholder or Shareholders are the Indemnifying Party, notice hereunder shall be given to the Shareholders’ Representative.

          (b) In the event that any claim or demand is asserted against an Indemnified Party by a third party for which such Indemnified Party may claim indemnification by an Indemnifying Party, such Indemnifying Party shall give written notice to the Indemnified Party within fifteen (15) days after receipt of notice from the Indemnified Party of such claim or demand indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim to the extent set forth in this Section 8 and may not claim that it does not have an indemnification obligation with respect thereto. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, by written notice given to the Indemnifying Party within fifteen (15) days from the date of the Indemnifying Party’s notice, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest (as reasonably determined in writing by counsel to the Indemnified Party) between the Indemnified Party and the Indemnifying Party, in which case the cost of such participation (including reasonable attorneys’ fees for counsel selected by the Indemnified Party) shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party elects not to participate, the Indemnifying Party shall have the right fully to control and to settle the proceeding. If the Indemnified Party elects to participate in such defense, the Parties shall cooperate in the defense of the proceeding, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the same without the consent of the Indemnifying Party.

          (c) In the event the Indemnified Party has a claim against the Indemnifying Party hereunder which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnifying Party shall give written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of such claim indicating whether the Indemnifying Party disputes such claim. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In the event that the Indemnifying Party shall object in writing to any claim made in accordance with this Section 8.3(c), the Parties shall attempt in good faith for fourteen (14) days after receipt of such written objection to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all Parties. If the Parties cannot agree within such fourteen (14) day period, a Party shall be free to pursue such remedies as may be available to it under contract or applicable law.

     8.4 Escrow Shares.

          (a) On the Closing Date, SafeNet shall deliver to SunTrust Bank, as escrow agent (the “Escrow Agent”), the Escrow Shares pursuant to and in accordance with the Escrow Agreement. Subject to the terms and conditions of the Escrow Agreement, the Escrow Shares shall be available to secure the obligations of the Shareholders under Sections 1.9 and 8.2(a) of this Agreement and shall be held and distributed in accordance with the terms set forth in Section 1.9, this Section 8.4 and in the Escrow Agreement.

          (b) For purposes of determining the number of Escrow Shares to be delivered to SafeNet to satisfy the obligations of the Shareholders pursuant to Section 1.9 and this Section 8.4, the per share value of the Escrow Shares shall be deemed to be, for purposes of Section 1.9 and this Section 8.4, the Average Price (subject to adjustment for any stock split, stock dividend or other change with respect to the SafeNet Common Stock).

          (c) Each of the Shareholders receiving consideration in the Merger pursuant to Article 1 will be deemed to have received and deposited with the Escrow Agent its portion of the Escrow Shares so deposited in accordance with Section 1.7(c). Payment of any Adverse Consequences from the Escrow Shares shall be taken ratably from the Escrow Shares as set forth in the Escrow Agreement.

     8.5 Set-Off Rights.

          (a) Notwithstanding anything herein to the contrary, each of the Shareholders agrees that SafeNet shall have the right, but not the obligation, to set-off against the Contingent Purchase Price the full amount of any Adverse Consequences required to be paid by the Shareholders pursuant to this Article 8.

          (b) With respect to the right to set-off under Section 8.5(a), SafeNet shall have the right to set-off against the full amount of the Contingent Purchase Price.

          (c) If SafeNet elects to exercise its set-off rights hereunder, it will give the Shareholders’ Representative written notice of such election, which shall include the amount to be set-off and a description of the factual basis for such set-off. In the event that the Shareholders’ Representative shall object in writing to any such notice of set-off hereunder within fifteen (15) days of receipt thereof, SafeNet shall make available such information to the Shareholders’ Representative as is reasonably necessary for the Shareholders’ Representative to investigate such claim, and the Shareholders’ Representative and SafeNet shall attempt in good faith for fourteen (14) days after receipt of such written objection to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholders’ Representative and SafeNet should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Shareholders’ Representative and SafeNet. If the Shareholders’ Representative and SafeNet cannot agree within such fourteen (14) day period, the Shareholders’ Representative and SafeNet shall be free to pursue such remedies as may be available to it under contract or applicable law. In the event there is a final determination by a court of competent jurisdiction that SafeNet was not entitled to indemnification under Section 8.5(b) with respect to any set-off amount or the parties so agree, SafeNet shall promptly thereafter deliver to the Shareholders all such amounts which are so determined to have been incorrectly set-off, together with (i) interest on such amounts at a rate equal to the “prime” rate of interest published in The Wall Street

Journal at the time of such final determination, which interest shall be calculated from the date the Earnout Consideration was first due (the Parties agreeing that the aggregate value of shares of SafeNet Common Stock improperly set-off shall be deemed to be the Earnout Stock Consideration for purposes of calculating interest); and (ii) reasonable fees and disbursements of attorneys, accountants and other professional advisors relating to such determination incurred by the Shareholders’ Representative.

     8.6 Limitations.

          (a) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud, the maximum aggregate amount of indemnifiable Adverse Consequences arising out of or resulting from the causes enumerated in Sections 8.2(a)(i) or 8.2(b)(i) that may be recovered from the Shareholders or SafeNet, as the case may be, shall not exceed Four Million Dollars ($4,000,000) (the “Maximum Indemnity”); provided, however, that the limitation set forth in this Section 8.6 with respect to the Maximum Indemnity shall not be operative with respect to Adverse Consequences arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company and the Shareholders contained in Section 3.2 or Section 3.3, or of SafeNet contained in Section 4.2, but instead shall be limited to the Purchase Price. In the event the Shareholders are liable for any indemnifiable Adverse Consequences arising out of or resulting from the causes enumerated in Section 8.2(a)(i), other than for causes arising under Sections 3.2 or 3.3, SafeNet agrees that its right to indemnification shall be limited solely and exclusively to the Escrow Shares, except to the extent any such Escrow Shares have been used to satisfy claims arising from Adverse Consequences pursuant to causes arising under Sections 3.2 or 3.3 or pursuant to Section 8.2(a)(ii) or 8.2(a)(iii). For all other claims for indemnification hereunder, SafeNet agrees that it shall first look to the Escrow Shares to satisfy such indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud, the maximum aggregate amount of indemnifiable Adverse Consequences arising out of or resulting from the causes enumerated in (i) Sections 8.2(a)(ii) (other than for a willful breach of Section 9) and 8.2(a)(iii) that may be recovered from the Shareholders shall not exceed the Purchase Price, and (ii) Sections 8.2(a)(iv) and 8.2(b)(iii) that may be recovered from the Shareholders or SafeNet, as the case may be, shall be limited to the amount applicable to the clause or clauses out of which such Adverse Consequences arise.

          (b) Notwithstanding anything to the contrary contained in this Agreement, no obligation of the Shareholders or SafeNet, as the case may be (each, an “Indemnifying Party”), with respect to any indemnifiable Adverse Consequences otherwise payable by such Indemnifying Party under Section 8.2(a) or 8.2(b), as the case may be, shall be payable until such time as all indemnifiable Adverse Consequences payable by such Indemnifying Party shall exceed One Hundred Thousand Dollars ($100,000), at which time such Indemnifying Party shall be liable for all Adverse Consequences it is required to indemnify in excess of Fifty Thousand Dollars ($50,000), subject to Section 8.6(a); provided, however, that the limitations set forth in this Section 8.6(b) shall not apply to indemnification claims arising from (i) Sections 8.2(a)(ii), 8.2(a)(iii) or 8.2(b)(ii); or (ii) any claims alleging fraud on the part of the Indemnifying Party.

          (c) The amount to which an Indemnified Person may become entitled for a claim under Section 8.2 shall be net of any recovery (whether by way of payment, discount,

credit, off-set, Tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxing authorities) in respect of such claim and shall take into account the time cost of money. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

          (d) Notwithstanding anything contained in this Agreement to the contrary, no indemnified party hereunder shall be entitled to Adverse Consequences in the nature of incidental or consequential damages. Further, the provisions of this Article 8 shall be the sole recourse of the indemnified parties hereunder, except with respect to any equitable remedy to which any such party may be entitled and except as provided in Section 9.2.

          (e) In the event that SafeNet is entitled to any Adverse Consequences in excess of the Escrow Shares, no Shareholder shall have any liability to SafeNet in excess of his pro rata portion of such excess amount based on his Proportionate Share Ratio.

          (f) Solely for purposes of this Section 8, all references to “a Shareholder” or “the Shareholders” shall also be deemed to refer to a Vested Option Holder or the Vested Option Holders, as applicable.

          (g) Notwithstanding anything contained in this Agreement to the contrary, no Shareholder shall have any liability to SafeNet for any other Shareholder’s breach of Article 9 of this Agreement.

9. NONCOMPETITION

     9.1 Prohibited Activities. Each of the Major Shareholders (each, a “Non-Competing Party”) acknowledges that, in connection with the transactions contemplated by this Agreement, such Non-Competing Party will be exposed to and gain information concerning SafeNet and its operations, including confidential and proprietary information, and concerning clients and prospective clients of SafeNet, and that it would cause severe harm to SafeNet if such Non-Competing Party used such information to compete with or assist another person, company or entity in competing with certain business units of SafeNet. Each Non-Competing Party agrees that until the end of the three (3) year period beginning on the Closing Date it will not, either for itself or as a shareholder, partner, investor, consultant, contractor or agent or in any other capacity:

          (a) Engage in any business, activity or work that is in any way competitive with the business of the Surviving Corporation as such business is conducted at the Effective Time or proposed to be conducted by the Company immediately prior to the Effective Time.

          (b) Solicit, hire or employ, or cause any other person, company or entity to solicit, hire or employ any employee employed by the Company within six (6) months of the Effective Time.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Non-Competing Party from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter. For purposes of this Article 9, the term “SafeNet” includes SafeNet, the Company (both prior to and after the Merger), the Surviving Corporation and all subsidiaries of SafeNet.

     9.2 Damages. Because of the difficulty of measuring economic losses to SafeNet as a result of a breach of the covenants contained in this Section 9, and because of the immediate and irreparable damage that could be caused to the Company, the Surviving Corporation and/or SafeNet for which the Company, the Surviving Corporation and/or SafeNet would have no other adequate remedy (and for which monetary damages would not be sufficient), each Non-Competing Party agrees that, in addition to any and all other remedies that may be available to the Company, the Surviving Corporation and/or SafeNet at law or in equity (which such remedies shall be available to the Company, the Surviving Corporation and/or SafeNet), the covenants contained in this Section 9 may be enforced by the Company, the Surviving Corporation and/or SafeNet in the event of breach by such Non-Competing Party, by injunctions and restraining orders or other equitable relief. Notwithstanding anything herein to the contrary, the liability of each Non-Competing Party hereunder for damages shall only be in respect of a breach of this covenant by such Non-Competing Party.

     9.3 Reasonable Restraint. The Parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Non-Competing Party in light of the transactions contemplated by this Agreement. The Parties further agree that in the event any Non-Competing Party shall enter into a business or pursue other activities not in competition with SafeNet or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a), such Non-Competing Party shall not be chargeable with a violation of this Article 9 if SafeNet shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

     9.4 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant or portion thereof shall not affect the other portions of such covenant or the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     9.5 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Non-Competing Party against SafeNet, whether predicated on this Agreement or otherwise, except for the failure of SafeNet to pay any amount due under this Agreement, shall not constitute a defense to the enforcement by SafeNet of such covenants. It is specifically agreed that the period of three (3) years stated at Section 9.1, during which the agreements and covenants of each Non-Competing Party made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which any such Non-Competing Party is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9.

     9.6 Materiality. Each Non-Competing Party hereby agrees that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement.

10. TERMINATION

     10.1 Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual agreement of the Company and SafeNet;

          (b) by SafeNet or the Company if: (i) the Effective Time has not occurred before 5:00 p.m., Baltimore, Maryland time, on July 14, 2005 (provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s subsidiaries or affiliates (or in the case of the Company, any of the Shareholders), to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued by any Governmental Authority that would make consummation of the Merger illegal.

          (c) by SafeNet if there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit SafeNet or Merger Sub’s ownership or operation of all or any portion of the business of the Surviving Corporation or (ii) compel SafeNet or Merger Sub to dispose of or hold separate all or any portion of the assets and properties of the Surviving Corporation as a result of the Merger;

          (d) by SafeNet if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and/or any Shareholder and (i) the Company and/or such Shareholder is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not be satisfied prior to the date specified in Section 10.1(b)(i); or

          (e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of SafeNet and (i) SafeNet is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to SafeNet (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or

Section 7.2, as the case may be, would not be satisfied as of the date specified in Section 10.1(b)(i).

     10.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SafeNet or the Company, or their respective officers, directors or stockholders; provided, however, that each Party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 6.8 and 6.9 and 10.2, Article 11 (other than Section 11.3) and the applicable definitions set forth in this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11. GENERAL

     11.1 Shareholders’ Representative.

          (a) Approval of the Merger by the Shareholders shall also constitute the appointment of Aaron Fessler to act as representative of the Shareholders and to act as each of the Shareholder’s attorney-in-fact and representative (the “Shareholders’ Representative”), to do any and all things and to execute any and all documents, in such party’s name, place and stead, in any way which such party could do if personally present, in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby or thereby, including without limitation to amend, cancel or extend, or waive, any of the terms of this Agreement and the Escrow Agreement or to receive any notice required hereunder or thereunder. SafeNet, Merger Sub and the Surviving Corporation shall be entitled to rely, as being binding upon such Shareholders, upon any document or other paper believed by SafeNet, the Merger Sub or the Surviving Corporation to be genuine and correct and to have been signed by the Shareholders’ Representative, and SafeNet, the Merger Sub and the Surviving Corporation shall not be liable to any Shareholder for any action taken or omitted to be taken by SafeNet, the Merger Sub or the Surviving Corporation in such reliance. The Shareholders’ Representative shall have the sole and exclusive right on behalf of any Shareholder to take any action or provide any waiver, or receive any notice, pursuant to Article 8 and Sections 1.6(c), 11.9 and 11.14 of this Agreement and to settle any claim or controversy arising under this Agreement or the Escrow Agreement.

          (b) The Shareholders’ Representative may resign at any time by giving written notice of resignation, at least sixty (60) days prior to such resignation, to SafeNet, the Surviving Corporation and the Shareholders, and the Shareholders’ Representative may be removed at any time with or without cause by upon the approval of two-thirds in interest (based on the number of shares of SafeNet Common Stock constituting the Aggregate Stock Consideration held by the Shareholders at the Closing of the Merger) of the Shareholders (collectively, the “Approving Shareholders”). Upon any such resignation or removal, such Approving Shareholders shall select a successor Shareholders’ Representative. In the case of a resigning Shareholders’ Representative, if no successor Shareholders’ Representative shall have been so appointed by the Approving Shareholders and shall have accepted such appointment (effective upon the date of resignation of the resigning Shareholders’ Representative), within thirty (30) days after the retiring Shareholders’ Representative’s giving of notice of resignation, then the retiring Shareholders’ Representative (or SafeNet if the retiring Shareholders’ Representative does not act) may, on behalf of the Approving Shareholders, appoint a successor Shareholders’ Representative. Upon the acceptance of any appointment as Shareholders’ Representative thereunder by a successor Shareholders’ Representative, such successor Shareholders’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Shareholders’ Representative, and the retiring Shareholders’ Representative shall be discharged from its duties and obligations as Shareholders’ Representative under this Agreement and the Escrow Agreement. After any retiring Shareholders’ Representative’s resignation or removal hereunder as Shareholders’ Representative, the provisions of this Section 11.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Shareholders’ Representative.

          (c) The grant of authority provided for in this Section 11.1: (a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto and (b) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of its interest in any payment due to it under this Agreement.

          (d) The duties and responsibilities of the Shareholders’ Representative hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied under this Agreement or any other agreement among the parties hereto, whether or not the Shareholders’ Representative has knowledge thereof. The Shareholders acknowledge that the Shareholders’ Representative is acting solely as a stakeholder at the request of, and for the convenience of, the Shareholders, that the Shareholders’ Representative shall not be deemed to be the agent of the Company or the Shareholders (except, in the case of the Shareholders, as contemplated hereunder and under the Escrow Agreement), and that the Shareholders’ Representative shall be released and exculpated of all liability whatsoever arising from, related to, in connection with or resulting from its activities as Shareholders’ Representative and shall not be liable to the Company or the Shareholders for any act or omission on its part, unless taken, not taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence or willful misconduct on the part of the Shareholders’ Representative.

          (e) Except as otherwise contemplated hereunder or under the Escrow Agreement, the Shareholders’ Representative shall be entitled to rely, as being binding upon each Shareholder, upon any document or other paper believed by the Shareholders’ Representative to be genuine and correct and to have been signed by such Shareholder, and the Shareholders’ Representative shall not be liable to any Shareholder for any action taken or omitted to be taken by the Shareholders’ Representative in such reliance.

          (f) The Shareholders agree that they shall indemnify the Shareholders’ Representative in an amount and of such character as the Shareholders’ Representative shall reasonably require to institute or defend any action or legal proceeding involving any matter referred to in this Agreement, including any and all claims, losses, liabilities, costs, judgments, attorneys’ fees and other expenses of every kind and nature whatsoever in relation thereto.

          (g) Except as otherwise contemplated hereunder, the Shareholders’ Representative shall not be liable to the Shareholders for any action taken or not taken by it in good faith and believed by it to be authorized by, or within the rights or powers conferred upon it by, this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, not taken or suffered by it hereunder in good faith and in accordance with, or in reliance upon, the opinion or advice of such counsel.

          (h) The Shareholders hereby agree to pay or reimburse the Shareholders’ Representative upon request for all expenses, disbursements and advances, including reasonable attorney’s fees, incurred or made by the Shareholders’ Representative in connection with the carrying out of its duties hereunder, which payment or reimbursement shall not exceed each such Shareholder’s pro rata portion (based on the number of shares of SafeNet Common Stock constituting the Aggregate Stock Consideration held by the Shareholders at the Closing of the Merger), unless such Shareholder has committed fraud and such fraud has given rise to such expenses or amounts.

          (i) The parties hereto agree that neither SafeNet, the Surviving Corporation nor the Merger Sub shall be liable for any action taken or not taken by the Shareholders’ Representative hereunder. Each of the Shareholders and the Shareholders’ Representative agree that all disputes, controversies or other matters arising between or among the Shareholders and the Shareholders’ Representative, and any and all liabilities with respect to such disputes, controversies or other matters, shall be limited to such parties solely, and that neither SafeNet nor any other party shall have any responsibility or liability whatsoever with respect to such disputes, controversies or other matters.

     11.2 Shareholders. Each Shareholder, by its acceptance of any portion of the Purchase Price or its rights to receive such portion of the Purchase Price, shall be deemed to have accepted and agreed to each and every term of this Agreement applicable to the Shareholders, including without limitation the provisions applicable to the Shareholders under Article 1 (Description of the Transaction), Article 8 (Remedies for Breaches of this Agreement) and Sections 11.1 and 11.9.

     11.3 Cooperation. Each of the Shareholders, on the one hand, and SafeNet, on the other hand, for no further consideration, shall each deliver or cause to be delivered to the other on the Closing Date, and either before or after the Closing Date at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Each of the Shareholders will cooperate and use its reasonable best efforts to have the present officers, directors and employees of the Company cooperate with SafeNet on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     11.4 Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned, including without limitation assignments by operation of law or otherwise, without the written consent of the other Parties and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted assigns, the successors of SafeNet, and the successors of the Shareholders.

     11.5 Entire Agreement. This Agreement (which includes the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. This Agreement (including without limitation this Section 11.5) shall not be amended or modified except as set forth in Section 11.14. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     11.6 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the Parties.

     11.7 Brokers and Agents. SafeNet, on the one hand, and the Company, on the other hand, represents and warrants to the other that it has not, and the Company further represents that, to its knowledge, none of the Shareholders has, employed any broker or agent in connection with the transactions contemplated by this Agreement, except as set forth on Schedule 3.24, and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

     11.8 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be sent as follows:

     If to SafeNet, to:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attn: General Counsel
Fax: (443) 283-4046

     with a required copy to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, Virginia 22182
Attn: Elizabeth R. Hughes, Esq.
Fax: (703) 821-8949

     If to the Company, to:

MediaSentry, Inc.
304 Park Avenue South, 11th Floor
New York, New York 10010
Attn: Gary Millin
Fax No: (917) 464-7948

with a required copy to:

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, D.C. 20004
Attn: Paul V. Rogers, Esq.
Fax No.: (202) 778-5592

     If to the Shareholders’ Representative, to:

Aaron Fessler
3 Burnett Road
Mendham, New Jersey 07945
Fax No.: (917) 464-7956

with required copies to:

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, D.C. 20004
Attn: Paul V. Rogers, Esq.
Fax No.: (202) 778-5592

and

Gary Millin
5 East 22nd Street, Apt 27-K
New York, New York 10010
Fax No.: (917) 464-7948

     If to the Major Shareholders, at the address set forth on the signature pages hereto,

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered if delivered personally, (ii) when sent by telefax of facsimile (in each case with confirmation of receipt) if sent during normal business hours of the recipient and, if not, on the next day, (iii) three (3) days after having been sent by registered or certified mail, postage prepaid, (iv) one (1) day after deposit with a nationally recognized, overnight courier service, specifying next day delivery, or (v) if given by any other means, only when actually received by the addressee(s).

     11.9 Limited Arbitration.

          (a) The Parties agree that all disagreements or disputes with respect to any accounting matters in connection with determining Revenue and/or with the Final Closing Balance Sheet shall be resolved in accordance with Sections 11.9(b) and (c).

          (b) In the event that the Shareholders’ Representative disagrees with the Earnout Report delivered pursuant to Section 1.6 hereof with respect to any accounting matters, or with the Final Closing Balance Sheet delivered pursuant to Section 1.9, the Shareholders’ Representative shall deliver to SafeNet, within ten (10) business days after the initial delivery by SafeNet of the Earnout Report, or within thirty (30) days after the delivery by SafeNet of the Final Closing Balance Sheet, as applicable, a written notice specifying the matters as to which the Shareholders’ Representative objects with respect to such Earnout Report or Final Closing Balance Sheet, as applicable, and the basis for such disagreement (together with any authority or documentation supporting the position of such Shareholders’ Representative) (such notice, an “Objection Notice”). If the Shareholders’ Representative timely delivers to SafeNet an Objection Notice, SafeNet shall make available to the Shareholders’ Representative, in the case of an Objection Notice delivered with respect to the Earnout Report, the balance sheet and the income statement with respect to the Earnout Period, and in any case such other documentation as the Shareholders’ Representative reasonably requests to determine the validity of the Earnout Report or the Final Closing Balance Sheet, as applicable, subject to such Objection Notice (provided that the Shareholders’ Representative executes a commercially reasonable confidentiality agreement acceptable to SafeNet prior to the receipt of such information), and SafeNet and the Shareholders’ Representative shall thereupon endeavor in good faith to resolve the disagreement set forth in the Objection Notice. In the event such parties do so, such parties shall promptly execute a document which sets forth resolution of such disagreement, which document shall be binding upon all Shareholders. In the event that SafeNet timely receives an Objection Notice and the Shareholders’ Representative and SafeNet are unable to resolve the disagreement specified in the Objection Notice within fourteen (14) days after initial delivery of the Objection Notice, both SafeNet and the Shareholders’ Representative agree to submit the dispute to arbitration conducted in the manner set forth in Section 11.9(c) below.

          (c) Arbitration pursuant to this Section 11.9 shall be conducted before one arbitrator, who shall be a licensed practicing accountant, chosen by the mutual agreement of the Shareholders’ Representative and SafeNet within seven (7) days from the expiration of the fourteen (14) day amicable negotiation period. If the Shareholders’ Representative and SafeNet are not able to agree upon an arbitrator within such seven (7) day period, then arbitration pursuant to this Section 11.9 shall be conducted before a panel of three (3) arbitrators, all licensed practicing accountants, one arbitrator chosen by the Shareholders’ Representative and one by SafeNet and the third chosen by the two appointed, all of which shall be chosen within fourteen (14) days from the expiration of the fourteen (14) day amicable negotiation period (the arbitrator mutually agreed upon by the Shareholders’ Representative and SafeNet or the arbital panel, as the case may be, the “Arbitrator”). Both SafeNet and the Shareholders’ Representative shall submit written claims to the Arbitrator within seven (7) days of its appointment and the hearing shall commence fifteen (15) days after the selection of the Arbitrator, and the Arbitrator shall render its decision within five (5) days after commencement of the hearing. Any arbitration conducted pursuant to the terms of this Agreement shall be governed by Maryland law. The arbitrator(s) shall be compensated at their normal hourly rates, and the costs for the performance of their duties shall be borne by the non-prevailing party as designated by the Arbitrator. SafeNet, the Shareholders’ Representative and the Shareholders agree to accept and be bound as final by the decision of the Arbitrator, with no right of appeal, and such decision shall be binding upon all Shareholders. The Arbitrator shall be instructed to make a final decision and shall designate the prevailing party, who shall be entitled, in addition to all other relief, to an award of reasonable attorneys’ fees, costs and other expenses incurred in connection with the arbitration. Judgment on the Arbitrator’s award may be entered in any court having jurisdiction. SafeNet, the Shareholders’ Representative and the Shareholders agree to waive any objections based on jurisdiction and agree to submit to the jurisdiction of any properly authorized judicial body required to enforce the judgment of the Arbitrator.

     11.10 Governing Law; Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of laws provisions. Except as set forth in Section 11.9, each Party irrevocably consents and agrees to the exclusive jurisdiction of the courts of Baltimore, Maryland or the United States District Court for the District of Maryland, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Except as set forth in Section 11.9, each Party expressly waives all rights to bring suit, action or other proceeding in or before any court or tribunal not subject to the jurisdiction of the above courts. Each Party expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any such courts.

     11.11 Severability. If any provision of this Agreement (or portion thereof) or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision (or portion thereof) to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

     11.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, member, employee or partner of any Party hereto or any other person or entity.

     11.13 Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel, and that this Agreement is the product of negotiation between sophisticated parties and individuals. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other Party(ies) as to such tax consequences.

     11.14 Amendment; Waiver. This Agreement may be amended only by execution of an instrument in writing signed on behalf of each of SafeNet and the Merger Sub, on the one hand, and the Major Shareholders and the Shareholders’ Representative, on the other hand. Any waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of the party waiving such provision.

     11.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require. The term “person” as used in this Agreement shall include any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SAFENET, INC.

By:	/s/ Anthony A. Caputo

Name: Anthony A. Caputo
Title: CEO

SIDECAST MERGER CORP.

By:	/s/ Anthony A. Caputo

Name: Anthony A. Caputo
Title: CEO

MEDIASENTRY, INC.

By:	/s/ Aaron Fessler

Name: Aaron Fessler
Title: CEO

SHAREHOLDERS’ REPRESENTATIVE

/s/ Aaron Fessler

Aaron Fessler

[Signature Page-Agreement and Plan of Reorganization]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

MAJOR SHAREHOLDERS:

/s/ Aaron Fessler

Aaron Fessler

3 Burnett Road
Mendham, New Jersey 07945
Fax: (917) 464-7956

/s/ Gary Millin

Gary Millin

5 East 22nd Street, Apt. 27-K
New York, New York 10010
Fax: (917) 464-7948

/s/ Mark Weaver

Mark Weaver

848 S. Ballard Road
Xenia, Ohio 45385
Fax: (917) 464-7971

[Signature Page-Agreement and Plan of Reorganization]

TABLE OF CONTENTS

Exhibit 1	List of Shareholders
Exhibit A	Form of Promissory Note
Exhibit B	Form of Escrow Agreement
Exhibit C	Investment Agreements
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Investment and Support Agreement with Major Shareholders
Exhibit G	Form of Opinion of Counsel to SafeNet
Exhibit H	Form of Opinion of Counsel to the Company (C&B)
Exhibit I	Form of Opinion of Counsel to the Company (WCSR)
Exhibits J-1 and J-2	Form of Restricted Stock Agreements

Schedule 1.6(a)	Company Products to be sold during Earnout Period
Schedule 1.6(d)	Employee Earnout Options
Schedule 6.13(a)	Exception to Conversion of Unvested Nonqualified Stock Options
Schedule 7.3(f)	Shareholders Signing Restricted Stock Agreement (Exhibit J-1)
Schedule 7.3(i)	Required Company Third Party Consents
Schedule 7.3(j)	Tax Withholding Arrangements

SafeNet, Inc. agrees to furnish supplementally a copy of any of the foregoing exhibits and schedules to the SEC upon request.

iv

INDEX OF DEFINED TERMS

     “Adjustment Amount” as defined in Section 1.9(c).

     “Adverse Consequence” and “Adverse Consequences” as defined in Section 8.2.

     “Aggregate Cash Consideration” as defined in Section 1.5(c)(i).

     “Aggregate Net Vested Option Shares” as defined in Section 1.5(c)(v).

     “Aggregate Stock Consideration” as defined in Section 1.5(c)(iii).

     “Agreement” as defined on page 1.

     “Ancillary Agreements” as defined in Section 7.2(f)(iii).

     “Approving Shareholders” as defined in Section 11.1.

     “Broker’s or Finder’s Fee” as defined in Section 3.24.

     “Certificate of Merger” as defined in Section 2.

     “Charter Documents” as defined in Section 3.1.

     “Closing” as defined in Section 2.

     “Closing Date” as defined in Section 2.

     “Company Common Stock” as defined in the recitals.

     “Company Common Stock Equivalents” as defined in Section 1.5(c)(viii).

     “Company Expenses” as defined in Section 6.8.

     “Company Financial Statements” as defined in Section 3.8.

     “Company Options” as defined in Section 3.3(b).

     “Company Stock Certificate” as defined in Section 1.5(d).

     “Company Third-Party Consents” as defined in Section 3.14.

     “Contingent Purchase Price” as defined in Section 1.5(a)(ii)(C).

     “Continuing Employees” as defined in Section 6.14.

     “DGCL” as defined in the recitals.

i

     “Earnout Consideration” as defined in Section 1.6(b)

     “Earnout Cash Consideration” as defined in Section 1.6(c)(iii)(B).

     “Earnout Period” as defined in Section 1.6(a).

     “Earnout Report” as defined in Section 1.6(c)(i).

     “Earnout Stock Consideration” as defined in Section 1.6(c)(iii)

     “Effective Time” as defined in Section 2.

     “Employee Earnout Options” as defined in Section 1.6(d)(iii).

     “Employee Option Amount” as defined in Section 1.6(b)

     “Environmental Authorization” and “Environmental Authorizations” as defined in Section 3.12(c).

     “Environmental Claims” as defined in Section 3.12(c).

     “Environmental Laws” as defined in Section 3.12.

     “ERISA” as defined in Section 3.18(a)

     “Escrow Agent” as defined in Section 8.4(a).

     “Escrow Agreement” as defined in Section 1.7(c).

     “Escrow Shares” as defined in Section 1.7(c).

     “Estimated Closing Balance Sheet” as defined in Section 1.9(a).

     “Estimated Net Working Capital Adjustment” as defined in Section 1.9(a).

     “Estimated Net Working Capital Amount” as defined in Section 1.9(a).

     “Excess Working Capital Amount” as defined in Section 1.9(a).

     “Exchange Act” as defined in Section 4.7.

     “Exchange Ratio” as defined in Section in 1.5(c)(ii).

     “Full Earnout Amount” as defined in Section 1.6(b).

     “Final Closing Balance Sheet” as defined in Section 1.9(b).

     “Final Net Working Capital Amount” as defined in Section 1.9(c).

     “GAAP” as defined in Section 1.6(a).

     “GBCC” as defined in the recitals.

     “Governmental Authority” and “Governmental Authorities” as defined in Section 3.7.

     “Hazardous Material” as defined in Section 3.12.

     “Information Statement” as defined in Section 6.2(c).

     “Indemnified Party” as defined in Section 8.3.

     “Indemnifying Party” as defined in Section 8.6(b).

     “Initial Purchase Price” as defined in Section 1.5(c)(vi).

     “Interim Balance Sheet” as defined in Section 3.8.

     “Interim Balance Sheet Date” as defined in Section 3.8.

     “Investment Agreement” and “Investment Agreements” as defined in Section 1.7(e).

     “Joint Press Release” as defined in Section 6.9.

     “Knowledge” as defined in Section 4.

     “Laws” as defined in Section 3.5(c)

     “Lease” and “Leases” as defined in Section 3.13.

     “Leased Premises” as defined in Section 3.13.

     “Liabilities” as defined in Section 3.9(iii).

     “Liens” as defined in Section 3.3(a).

     “Major Shareholder” and “Major Shareholders” as defined on page 1.

     “Material Adverse Effect” as defined in Section 3.

     “Material Contracts” as defined in Section 3.14(p).

     “Material Permit” and “Material Permits” as defined in Section 3.11.

     “Maximum Indemnity” as defined in Section 8.6.

     “MediaSentry Business Unit” as defined in Section 1.6(a).

     “Merger” as defined in the recitals.

     “Merger Sub” as defined on page 1.

     “Minimum Net Working Capital Amount” as defined in Section 1.9(a)

     “Net Deficit Working Capital Amount” as defined in Section 1.9(e).

     “Net Vested Options” as defined in Section 1.5(c)(iv).

     “Net Working Capital” as defined in Section 1.9(e).

     “Non-Competing Party” as defined in Section 9.1.

     “Note” as defined in Section 1.5 (a)(i).

     “Option” as defined in Section 3.3(b).

     “Outstanding Shares” as defined in Section 3.3(a).

     “Parachute Payment” as defined in Section 3.18(c).

     “Party” and “Parties” as defined on page 1.

     “Permitted Lien” as defined in Section 3.13(e).

     “Plan” and “Plans” as defined in Section 3.18.

     “Products” as defined in Section 1.6(a).

     “Proportionate Share Ratio” as defined in Section 1.6(c)(iv).

     “Purchase Price” as defined in Section 1.5(c)(vii).

     “Qualifying Beneficiaries” as defined in Section 3.18(d).

     “Qualifying Events” as defined in Section 3.18(d).

     “Restricted Securities” as defined in Section 6.1(b).

     “Revenue” as defined in Section 1.6.

     “SafeNet” as defined in Section 9.1.

     “SafeNet Capital Stock” as defined in Section 4.3.

     “SafeNet Documents” as defined in Section 4.1.

     “SafeNet Options” as defined in Section 6.13.

     “SafeNet Outstanding Shares” as defined in Section 4.3.

     “SafeNet Preferred Stock” as defined in Section 4.3.

     “S Corporation Sale” as defined in Section 6.6(c)(iii).

     “SEC” as defined in Section 4.7.

     “Section 338(h)(10) Gross-Up” as defined in Section 6.6(c)(iii).

     “Securities Act” as defined in Section 4.7.

     “Securities Documents” as defined in Section 4.7.

     “Section 338 Election” as defined in Section 6.6(a)(i).

     “Shareholders” as defined in Section 1.5.

     “Shareholders Representative” as defined on page 1.

     “Short Period Returns” as defined in Section 6.6(a)(i).

     “Significant Customers” as defined in Section 3.23.

     “Straddle Period” as defined in Section 6.6(a)(ii).

     “Straddle Period Return” as defined in Section 6.6(a)(ii).

     “Surviving Corporation” as defined in Section 1.

     “Tax” and “Taxes” as defined in Section 3.20(n).

     ‘Tax Return” as defined in Section 3.20(n).

     “Unvested Company Options” as defined in Section 6.13.

     “Vested Option Holder” as defined in Section 1.5 (a)(ii).

v

     “Vested Company Option” as defined in Section 1.5(a)(ii).

     “Year-End Financials” as defined in Section 3.8.

EXHIBIT 1

Major Shareholders:

Aaron Fessler
Gary Millin
Mark Weaver

i